STANDBY BOND PURCHASE AGREEMENT

                     Dated as of October 24, 2000

                                among

                THE CONNECTICUT LIGHT AND POWER COMPANY,

                       THE PARTICIPATING BANKS

                                and

                       THE BANK OF NEW YORK,

                        as Purchasing Bank

                        THE BANK OF NEW YORK

                        Administrative Agent

                     BNY CAPITAL MARKETS, INC.

                  Lead Arranger and Book Manager









                                TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.
Section 1.02 Accounting Terms and Determinations.
Section 1.03 Basis for Ratings.
Section 1.04 Interpretation.

ARTICLE II

standby bond purchase facility

Section 2.01 Purchase of Unremarketed Bonds.
(a) Commitment to Purchase Unremarketed Bonds.
(b) Manner of Purchase.
Section 2.02 Purchased Bonds as Bank Bonds; Bank Rate.
Section 2.03 Redemption of Bank Bonds.
Section 2.04 Remarketing of Bank Bonds.
Section 2.05 Application of Payments on Bank Bonds.
Section 2.06 Repayment and Prepayment of Disbursements.
(a) Scheduled Repayments.
(b) Optional Prepayments.
(c) Mandatory Prepayments.
(d) Transfer of Excess Bank Bonds.
Section 2.07 Interest on Disbursements and Other Amounts.
(a) Interest Rate Options.
(b) Applicable Rates.
(c) Overdue Amounts.
(d) Payment Dates.
Section 2.08 Commitment Fee.
Section 2.09 Computation of Interest and Fees; Maximum
             Interest Rate.
Section 2.10 Reduction or Termination of Commitment.
(a)   Reduction upon Retirement of Bank Bonds.
(b) Reduction upon Conversion of Bank Bonds.
(c) Optional Termination by the Company.
(d) Reduction or Termination of Participation Amounts.
Section 2.11 Basis for Determining Interest Rate
             Inadequate or Unfair.
Section 2.12 Illegality.
Section 2.13 Increased Costs.
Section 2.14 Capital Adequacy.
Section 2.15 Funding Losses.
Section 2.16 Payments.
Section 2.17 Distribution of Payments by the Purchasing Bank.
Section 2.18 Sharing of Recoveries.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent Subject to Fulfillment on the Closing
             Date.
Section 3.02 Additional Conditions Precedent Subject to Fulfillment on
             the Closing Date.
Section 3.03 Conditions Subject to Fulfillment on Each Purchase Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES29
Section 4.01 Organization.
Section 4.02 Authorization.
Section 4.03.Enforceability.
Section 4.04 Approvals.
Section 4.05 Financial Information.
Section 4.06 Litigation.
Section 4.07 Reoffering Circular.
Section 4.08 Environmental Matters.
Section 4.09 Investment Company Act.
Section 4.10 Public Utility.
Section 4.11 All Other Representations and Warranties Accurate.

ARTICLE V

COVENANTS

Section 5.01 Further Assurances.
Section 5.02 Maintenance of Remarketing Agent.
Section 5.03 Amendments to Related Documents.
Section 5.04 Offering Circular.
Section 5.05 Remarketing.
Section 5.06 Substitute Liquidity Facility.
Section 5.07 Remarketing Agent.
Section 5.08 Entry into Conflicting Agreements; Performance of Related
             Documents.
Section 5.09 Financial Statements.
Section 5.10 Certificates; Other Information.
Section 5.11 Payment of Obligations.
Section 5.12 Conduct of Business; Maintenance of Existence; Compliance with Obligations and Laws; Merger.
Section 5.13 Maintenance of Property; Insurance.
Section 5.14 Inspection; Books and Records; Discussions.
Section 5.15 Notices.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

Section 6.01 Events of Default.
Section 6.02 Remedies.
(a)   Events of Suspension.
(b)   Events of Termination.
(c)   Other Remedies.
(d) Direction by Required Banks.

ARTICLE VII

MISCELLANEOUS
Section 7.01 Amendments, Etc.
Section 7.02 Notices, Etc.
Section 7.03 No Implied Waiver: Remedies Cumulative.
Section 7.04 Indemnification.
Section 7.05 Limitation of Liability.
Section 7.06 Costs, Expenses and Taxes.
Section 7.07 Binding Effect; Assignment; Participations.
Section 7.08 Set-Off.
Section 7.09 Severability.
Section 7.10 Governing Law.
Section 7.11 Jurisdiction; Service of Process;  Waiver of
             Jury Trial.
Section 7.12 Survival of Representations and Warranties.
Section 7.13 Entirety.
Section 7.14 Execution in Counterparts.
Section 7.15 Headings.
Section 7.16 Effectiveness.
Section 7.17 Confidentiality.
Section 7.18 Purchasing Bank's Rights and Responsibilities.
Section 7.19 Reimbursement and Indemnification by
             Participating Banks.
Section 7.20 Participating Banks' Obligations Absolute.
Section 7.21 Beneficiaries.




ANNEX A - Participating Banks, Lending Offices and Notice Addresses EXHIBIT 2.01
- Form of Purchase Certificate EXHIBIT 2.06 - Form of Notice of Prepayment
EXHIBIT 2.07 - Form of Notice of Interest Rate Election EXHIBIT 2.16 - Form of Non-US Bank Certificate EXHIBIT 7.07(b) - Form of Joinder Agreement EXHIBIT 7.07(c) - Form of Assignment and Acceptance



STANDBY BOND PURCHASE AGREEMENT

This STANDBY BOND PURCHASE AGREEMENT, dated as of October 24, 2000, among THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation, the PARTICIPATING BANKS and THE BANK OF NEW YORK, as Purchasing Bank.

W I T N E S S E T H :

WHEREAS, pursuant to the Indenture (such term and all other capitalized terms used in these recitals having the meanings set forth or referred to in Section 1.01), the Issuer has issued the Bonds;

WHEREAS, the payment of the principal of and interest (at a rate per annum not in excess of 18 percent) on the Bonds (including Unremarketed Bonds purchased by the Purchasing Bank pursuant to this Agreement) is insured by the Bond Insurance Policy issued by the Bond Insurer for the benefit of the holders from time to time of the Bonds (including the Purchasing Bank);

WHEREAS, in order to provide liquidity support for the Bonds, the Company has requested the Purchasing Bank to agree to purchase Unremarketed Bonds from time to time and has requested the Participating Banks to participate in the Purchasing Bank's obligation to make such purchases, all in accordance with the terms and conditions hereof; and

WHEREAS, the Purchasing Bank is willing to agree to so purchase Unremarketed Bonds and the Participating Banks are willing to agree to so participate in such purchase obligation, all in accordance with the terms and conditions hereof;

NOW, THEREFORE, the parties hereto agree as follows:


ARTICLE I

DEFINITIONS

Section 1.01  Certain Defined Terms.

The following terms, as used herein, have the following meanings:

"Adjusted London Interbank Offered Rate" means, in regards to any Interest Period, a rate per annum equal to the quotient (rounded upward, if necessary, to the next higher 1/100 of 1 percent) obtained by dividing (a) the applicable London Interbank Offered Rate by (b) 1.00 minus the Euro-Dollar Reserve Percentage. The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Standby Bond Purchase Agreement.

"Applicable Law" means (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, (ii) Governmental Approvals and Governmental Registrations and (iii) orders, decisions, judgments and decrees.

"Applicable Lending Office" means, with respect to a Bank, (a) in the case of its Domestic Disbursement Participations, its Domestic Lending Office and (b) in the case of its Euro-Dollar Disbursement Participations, its Euro-Dollar Lending Office.

"Applicable Margin" means, with respect to any Euro-Dollar Disbursement on any date, (a) for any date occurring prior to the Stated Expiration Date:

(i) if either the Company's senior secured debt or the Bond Insurer's long- term debt or claims paying ability is rated either A- or higher by S and P or A3 or higher by Moody's, 0.350 percent per annum;

(ii) if clause (i) does not apply but either the Company's senior secured debt or the Bond Insurer's long-term debt or claims paying ability is rated either BBB+ or higher by S and P or Baa1 or higher by Moody's, 0.500 percent per annum; and

(iii) if neither clause (i) nor clause (ii) applies, 0.875 percent per annum; and

(b) for any date occurring on or after the Stated Expiration Date, the rate per annum that would otherwise be applicable pursuant to clause (a) above plus 0.50 percent.

"Approved Fund" means any Fund that is administered or managed by (a) a Bank,
(b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

"Assignment and Acceptance" means an assignment and acceptance agreement in the form of Exhibit 7.07(c) with such variations as shall be acceptable to the Persons whose consent is required therefor under Section 7.07(c).

"Available Interest Commitment" means, at any time, (a) the amount of the Interest Commitment at such time less (b) the aggregate principal amount of Interest Disbursements outstanding at such time.

"Available Principal Commitment" means, at any time, (a) the amount of the Principal Commitment at such time less (b) the aggregate principal amount of Principal Disbursements outstanding at such time.

"Bank Bond" means any Unremarketed Bond or portion thereof purchased by the Purchasing Bank pursuant to Section 2.01 that has not been (a) resold by the Purchasing Bank pursuant to Section 2.04, (b) transferred to the Company pursuant to Section 2.06(d), or (c) redeemed, cancelled, defeased or otherwise retired in accordance with the Indenture.

"Bank Information" has the meaning assigned to that term in Section 7.04(a).

"Bank Rate" means, for any day, with respect to any Bank Bond, the rate per annum necessary to produce an interest accrual on such Bank Bond for such day equal to daily interest at a rate per annum equal to the Base Rate for such day (or with respect to any overdue amount, the Base Rate for such day plus 2 percent per annum) on an amount equal to the sum of (a) the principal amount of such Bank Bond as of such date plus (b) the unpaid principal amount as of such date of any Interest Disbursement made as part of the Purchase Price for such Bank Bond.

"Banks" means each of the Participating Banks and the Purchasing Bank.

"Base Rate" means, for any day, an interest rate per annum equal to the greater of (a) the Prime Rate in effect for such day or (b) the sum of the Federal Funds Rate in effect for such day plus 0.50 percent.

"Bond Documents" means the Bonds, the Indenture, the Loan Agreement and the Mortgage Bond Documents.

"Bond Insurance Policy" means the municipal bond insurance policy issued by the Bond Insurer (including any riders and endorsements thereto) with respect to the Bonds, as such insurance policy may be amended, modified or supplemented from time to time.

"Bond Insurer" means (a) AMBAC Assurance Corporation, a Wisconsin stock insurance company, and (b) any other insurance or indemnity company or other type of financial institution that either replaces AMBAC Assurance Corporation as "Bond Insurer" under and as defined in the Indenture or is provided as an additional "Bond Insurer" under and as defined in the Indenture.

"Bond Insurer Event of Insolvency" means the occurrence of one or more of the following events: (a) the issuance of an order of rehabilitation, liquidation or dissolution of the Bond Insurer; (b) the commencement by the Bond Insurer of a voluntary case or other proceeding seeking rehabilitation, dissolution, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including the appointment of a trustee, receiver, liquidator, custodian or other similar official for itself or any substantial part of its property;
(c) the consent of the Bond Insurer to, or the acquiescence by the Bond Insurer in, any case or proceeding described in the preceding clause (b) that is commenced against it; (d) the making by the Bond Insurer of a general assignment for the benefit of creditors; (e) the failure of the Bond Insurer, or the admission by the Bond Insurer in writing of its inability, generally to pay its debts or claims as they become due; (f) the initiation by the Bond Insurer of any action to authorize any of the foregoing; (g) the commencement of an involuntary case or other proceeding against the Bond Insurer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case remaining undismissed and unstayed for a period of 60 days; or
(h) the entering of an order for relief against the Bond Insurer under the federal bankruptcy laws as now or hereafter in effect.

"Bond Insurer Potential Insolvency" means any event or condition that would become a Bond Insurer Event of Insolvency under clause (g) of the definition thereof after the lapse of the 60-day period referred to in such clause (g).

"Bonds" means the 62,000,000 dollars Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project - 1996A Series) authorized and issued pursuant to Section 2.3 of the Indenture. The term "Bonds" includes Unremarketed Bonds and Bank Bonds.

"Closing Date" means October 24, 2000.

"Code" means the Internal Revenue Code of 1986, as amended.

"Combined Available Commitment" means, on any date, an amount equal to the sum of (a) the Available Principal Commitment as in effect on such date and (b) the Available Interest Commitment as in effect on such date.

"Commitment" means, as the context may require, (a) the Principal Commitment and the Interest Commitment or (b) the Purchasing Bank's obligation to purchase Unremarketed Bonds pursuant Section 2.01 in amounts limited thereby.

"Commitment Fee Rate" means, for any day:

(a) if either the Company's senior secured debt or the Bond Insurer's long- term debt or claims paying ability is rated either A- or higher by S and P or A3 or higher by Moody's, 0.150 percent per annum;

(b) if clause (a) does not apply but either the Company's senior secured debt or the Bond Insurer's long-term debt or claims paying ability is rated either BBB+ or higher by S and P or Baa1 or higher by Moody's, 0.175 percent per annum; and

(c)  if neither clause (a) nor clause (b) applies, 0.225 percent per annum.

"Commitment Fees" means fees payable pursuant to Section 2.08.

"Commitment Termination Date" means the earliest to occur of the following dates: (a) the Stated Expiration Date, (b) the date on which the Commitment is reduced to zero or terminated in accordance with Section 2.10, or (c) the date on which the Commitment is terminated in accordance with Section 6.02(b).

"Company" means The Connecticut Light and Power Company, a Connecticut corporation.

"Company Disclosure Documents" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000, and the Company's Current Reports on Form 8-K dated December 2, 1999 and March 14, 2000.

"Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, including any such substance regulated under any Environmental Law.

"Daily Mode" has the meaning ascribed to such term in the Indenture.

"Default" means any condition or event that constitutes an Event of Default or that, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Disbursement" means an amount transferred by the Purchasing Bank to the Paying Agent pursuant to Section 2.01(b)(i) for the purpose of paying the Purchase Price of Unremarketed Bonds. Any amount so transferred shall constitute a Disbursement regardless of whether such amount is used by the Paying Agent to purchase Unremarketed Bonds on the specified Purchase Date.

"Disbursement Group" means at any time a group of Disbursements consisting of
(a) all Disbursements that are Domestic Disbursements at such time or (b) all Disbursements that are Euro-Dollar Disbursements having the same Interest Period at such time.

"Disbursement Participation" means (a) with respect to the Purchasing Bank, such Bank's retained interest in a Disbursement and (b) with respect to a Participating Bank, such Bank's participation interest in such Disbursement.

"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

"Domestic Disbursement" means a Disbursement that bears interest on the basis of the Base Rate in accordance with Section 2.07(b).

"Domestic Disbursement Participation" means a Disbursement Participation in a Domestic Disbursement.

"Domestic Lending Office" of any Bank means (a) (i) in the case of the Purchasing Bank, the Purchasing Bank's office located at One Wall Street, New York, New York and (ii) in the case of a Participating Bank, the branch or office of such Bank set forth below such Bank's name under the heading

"Domestic Lending Office" on Annex A or, in the case of a Participating Bank that became a Participating Bank pursuant to Section 7.07(b) or (c), the branch or office of such Bank designated as its "Domestic Lending Office" in the Joinder Agreement or Assignment and Acceptance pursuant to which such Bank became a Participating Bank or (b) in the case of any Bank, such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Domestic Disbursement Participations are to be made or maintained.

"Enacted", as applied to a Regulatory Change, means the date such Regulatory Change first becomes effective or is implemented or first required or expected to be complied with, whether the same is (a) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, a request or directive of a regulatory authority, or otherwise or (b) enacted, adopted, issued or proposed before or after the Closing Date.

"Environmental Laws" means any and all Applicable Laws relating to the environment or to emissions, discharges or releases of Contaminants into the environment including, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants or the clean-up or other remediation thereof.

"Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies), fines, penalties, and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, arising from on-site environmental, health or safety conditions, or the Release or threatened Release of a Contaminant into the environment, as a result of past, present or future operations of the Company or any previous owners or lessees of any of its properties.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations issued thereunder, as from time to time in effect.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of (a) organizations described in Section 414(b) or (c) of the Code and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(ii) of the Code and the Lien created under Section 302(f) of ERISA and under Section 412(n) of the Code, organizations described in Section 414(m) or (o) of the Code of which the Company is a member.

"ERISA Termination Event" means, with respect to any Plan, (a) any Reportable Event with respect to such Plan, (b) the termination of such Plan, or the filing of notice of intent to terminate such Plan, or the treatment of any amendment to such Plan as a termination under ERISA Section 4041, (c) the institution of proceedings to terminate such Plan under ERISA Section 4042 or (d) the appointment of a trustee to administer such Plan under ERISA Section 4042.

"Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the London interbank market.

"Euro-Dollar Disbursement" means a Disbursement that bears interest on the basis of an Adjusted London Interbank Offered Rate in accordance with Section 2.07(b).

"Euro-Dollar Disbursement Participation" means a Disbursement Participation in a Euro-Dollar Disbursement.

"Euro-Dollar Lending Office" of any Bank means (a) (i) in the case of the Purchasing Bank, the Purchasing Bank's office located at One Wall Street, New York, New York and (ii) in the case of a Participating Bank, the branch or office of such Bank set forth below such Bank's name under the heading "Euro-Dollar Lending Office" on Annex A or, in the case of a Participating Bank that became a Participating Bank pursuant to Section 7.07(b) or (c), the branch or office of such Bank designated as its "Euro-Dollar Lending Office" in the Joinder Agreement or Assignment and Acceptance pursuant to which such Bank became a Participating Bank or (b) in the case of any Bank, such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Euro-Dollar Participations are to be made or maintained.

"Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Euro-Dollar Disbursements is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of the Purchasing Bank to United States residents).

"Event of Default" has the meaning set forth in Section 6.01.

"Event of Suspension" has the meaning set forth in Section 6.02(a).

"Event of Termination" or "event of termination" has the meaning set forth in
Section 6.02(b).

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1 percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Purchasing Bank on such day on such transactions as determined by the Purchasing Bank.

"First Mortgage Bonds" means the 1996 Series B First Mortgage Bonds issued by the Company and delivered to the Trustee.

"First Mortgage Indenture" means the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1921, between the Company and Bankers Trust Company, as trustee.

"Fixed Rate Mode" has the meaning ascribed to such term in the Indenture.

"Flexible Mode" has the meaning ascribed to such term in the Indenture.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary of its business.

"GAAP" means generally accepted accounting principles in the United States in effect from time to time, as applied to a regulated utility.

"Governmental Approval" means any authorization, consent, approval, license (or the like) or exemption (or the like) of any Governmental Authority.

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Governmental Registration" means any registration or filing (or the like) with, or report or notice (or the like) to, any Governmental Authority.

"Indenture" means the Amended and Restated Indenture of Trust, dated as of May 1, 1996, as amended and restated as of January 1, 1997, between the Issuer and State Street Bank and Trust Company (successor to Fleet National Bank), as trustee.

"Interest Commitment" means 918,000 dollars (calculated on the basis of an assumed rate of 12 percent per annum for 45 days on the initial Principal Commitment), as such amount may be reduced from time to time pursuant to Section
2.10. Any termination of the Commitment shall be deemed to reduce the Interest Commitment to zero.

"Interest Disbursement" means a Disbursement made for the purpose of paying that portion of the Purchase Price for Unremarketed Bonds corresponding to accrued and unpaid interest thereon.

"Interest Payment Date" means the first day of each month.

"Interest Period" means, with respect to each Euro-Dollar Disbursement, a period commencing on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in such Notice of Interest Rate Election; provided that (a) any Interest Period that would otherwise end on a day that is not a Euro- Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and (b) any Interest Period that begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month.

"Issuer" means the Connecticut Development Authority.

"Joinder Agreement" means a joinder agreement in the form of Exhibit 7.07(b) with such variations as shall be acceptable to the Persons whose consent is required therefor under Section 7.07(b).

"Lead Arranger" means BNY Capital Markets, Inc.

"Lien" means any mortgage, pledge, title retention agreement, lien, claim, charge, encumbrance or security interest.

"Loan Agreement" means the Amended and Restated Loan Agreement, dated as of May 1, 1996, as amended and restated as of January 1, 1997, between the Issuer and the Company.

"London Interbank Offered Rate" means, in regards to any Interest Period, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1 percent) at which deposits in U.S. dollars are offered to the Purchasing Bank in the London interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Disbursement to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

"Materially Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on (a) the consolidated business, assets, revenues, financial condition, results of operations, operations, or prospects of the Company and its Subsidiaries; (b) the ability of the Company to make any payment when due under this Agreement or to perform any of its other obligations hereunder or under the Related Documents; or (c) the legality, validity, binding nature or enforceability of this Agreement or any of the Related Documents.

"Maximum Interest Rate" means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (a) civil or criminal penalties being imposed upon the payee or
(b) the payee's being unable to enforce payment of (or, if collected, retain) all or any part of such amount or the interest payable thereon.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage Bond Documents" means the First Mortgage Bonds, the First Mortgage Indenture (to the extent relating to the issuance of the First Mortgage Bonds) and any supplemental indenture or indentures pursuant to which the Company creates, issues and delivers to the Trustee its First Mortgage Bonds.

"Multiannual Mode" has the meaning ascribed to such term in the Indenture.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Non-US Bank" means a Person that is not a United States Person and that is not described in Section 881(c)(3) of the Code.

"Non-US Bank Certificate" means a certificate in the form of Exhibit 2.16.

"Notice of Interest Rate Election" means a notice in the form of Exhibit 2.07.

"Notice of Prepayment" means a notice in the form of Exhibit 2.06.

"NU" means Northeast Utilities.

"Offering Circular" means any offering circular or other document (whether preliminary or final) used in connection with the offering and sale or the re-offering and re-sale or remarketing of the Bonds, including the Reoffering Circular.

"Parent" means, with respect to a Bank, any Person controlling such Bank.

"Participating Bank" means (a) any Person listed on Annex A and (b) any Person that is granted a Participation Interest by the Purchasing Bank pursuant to
Section 7.07(b) or is assigned a Participation Interest by a Participating Bank pursuant to Section 7.07(c).

"Participation Amount" of any Participating Bank means the amount set forth opposite such Participating Bank's name under the heading "Participation Amount" on Annex A or, in the case of a Participating Bank that became a Participating Bank pursuant to Section 7.07(b) or (c), the Participation Amount granted or assigned to such Participating Bank, in any case, as the same may be reduced from time to time pursuant to Section 2.10(d) or reduced or increased from time to time pursuant to assignments in accordance with Section 7.07(c).

"Participation Interests" means, with respect to a Participating Bank, such Participating Bank's participation interests in the Commitment and outstanding Disbursements.

"Participation Share" means, at any time, (a) so long as the Commitment has not expired or been terminated, (i) with respect to the Purchasing Bank, the percentage equivalent of a fraction, the numerator of which shall be the amount of the Commitment at such time reduced by the sum of all of the Participating Banks' Participation Amounts at such time and the denominator of which shall be the amount of the Commitment at such time, and (ii) with respect to a Participating Bank, the percentage equivalent of a fraction, the numerator of which shall be such Participating Bank's Participation Amount at such time and the denominator of which shall be the amount of the Commitment at such time, and
(b) at any time after the Commitment has expired or been terminated, (i) with respect to the Purchasing Bank, the percentage equivalent of a fraction, the numerator of which shall be the amount of the aggregate principal amount of outstanding Disbursements at such time reduced by the sum of all of the Participating Banks' Participation Interests in the principal of outstanding Disbursements at such time and the denominator of which shall be the aggregate principal amount of outstanding Disbursements at such time, and (ii) with respect to a Participating Bank, the percentage equivalent of a fraction, the numerator of which shall be the aggregate amount of such Participating Bank's Participation Interests in the principal of outstanding Disbursements at such time and the denominator of which shall be the amount of the aggregate principal amount of Disbursements at such time.

"Paying Agent" has the meaning ascribed to such term in the Indenture.

"PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained for current or former employees, or any beneficiaries thereof, of the Company or any ERISA Affiliate.

"Prime Rate" means the rate of interest publicly announced by The Bank of New York in New York City from time to time as its prime commercial lending rate (which rate is a reference rate and not necessarily the lowest rate of interest charged by The Bank of New York to its prime customers).

"Principal Commitment" means 62,000,000 dollars, as such amount may be reduced from time to time pursuant to Section 2.10. Any termination of the Commitment shall be deemed to reduce the Principal Commitment to zero.

"Principal Disbursement" means a Disbursement made for the purpose of paying that portion of the Purchase Price for Unremarketed Bonds corresponding to the principal amount thereof.

"Purchase Certificate" means a certificate in the form of Exhibit 2.01.

"Purchase Date" means each date fixed for the purchase of Bonds by the Purchasing Bank in accordance with the terms of the Indenture.

"Purchase Price" has the meaning assigned to that term in Section 2.01(a)(i).

"Purchasing Bank" means The Bank of New York.

"Register" has the meaning assigned to that term in Section 7.07(d).

"Regulatory Change" means any Applicable Law, interpretation, directive, determination, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that is Enacted after the Closing Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, or determines that the Commitment does not constitute commitments with an original maturity of one year or less, but excluding any such that imposes, increases or modifies any Tax on the overall net income of a Bank.

"Related Documents" means the Bond Documents, the Bond Insurance Policy, the Remarketing Agreement and the Tax Regulatory Agreement.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, disbursal, leeching or migration into the indoor or outdoor environment or into or out of any property owned by the Company or any of its Subsidiaries, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

"Remarketing Agent" has the meaning ascribed to such term in the Indenture.

"Remarketing Agreement" means the Remarketing Agent's Agreement, dated as of May 1, 1996, among the Issuer, the Company and the Lead Arranger (as successor Remarketing Agent to Goldman, Sachs and Co.) or any successor remarketing agreement or agreements entered into in connection with the Bonds in accordance herewith and with the Indenture.

"Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way adjust Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Reoffering Circular" means the Reoffering Circular of the Company, dated January 20, 1997, including documents incorporated therein by reference, used in connection with the reoffering of the Bonds, and any supplement thereto used with respect to the Bonds.

"Reportable Event" means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) requiring notice to PBGC under applicable regulations.

"Required Banks" means, at any time, Banks the aggregate of whose Participation Shares at such time exceeds 50 percent.

"S and P" means Standard and Poor's Ratings Services (a division of The McGraw-Hill Companies, Inc.).

"SG Bond Purchase Agreement" means that Standby Bond Purchase Agreement, dated January 23, 1997, among The Connecticut Light and Power Company, Societe Generale, New York Branch, as bank, and Fleet National Bank, as trustee.

"Stated Expiration Date" means October 23, 2001.

"Subparticipant" has the meaning assigned to that term in Section 7.07(c)

"Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50 percent of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body of such corporation, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50 percent of the profits and losses, however determined of such entity.

"Tax" means any Federal, State or foreign tax, assessment, or other charge imposed by a Governmental Authority upon a Person or upon its assets, revenues, income or profits.

"Tax Regulatory Agreement" means the Tax Regulatory Agreement, dated as of the date of initial issuance and delivery of the Bonds, among the Issuer, the Company and the Trustee.

"Trustee" has the meaning ascribed to such term in the Indenture.

"United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

"United States Person" means a corporation, partnership or other entity created, organized or incorporated under the laws of the United States of America or a State thereof (including the District of Columbia).

"Unremarketed Bonds" means Bonds in Daily, Weekly or Flexible Mode that are tendered or deemed tendered for purchase pursuant to the provisions of the Indenture and for which remarketing proceeds have not been received by the Remarketing Agent.

"Weekly Mode" has the meaning ascribed to such term in the Indenture.

"Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02  Accounting Terms and Determinations.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

Section 1.03  Basis for Ratings.

Except with respect to the ratings assigned to the Bonds, the Company's senior secured debt or the Bond Insurer's claims-paying ability, references herein to credit ratings are to ratings assigned to unsecured obligations without third party credit support. Except as aforesaid, ratings assigned to any obligation that is secured or that has the benefit of third party credit support shall be disregarded. For purposes hereof, the rating in effect on any date is that in effect on the close of business on such date.

Section 1.04  Interpretation.

(a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person's successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time and (iii) to any agreement or contract defined or referred to herein shall be deemed references to such agreement or contract (and, in the case of any instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

(b) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article", "Section", "Annex", "Schedule" and "Exhibit" shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

(c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

(d) Any item or list of items set forth following the word "including", "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included", such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are "included" are limited to such items or to items similar to such items.

(e) Each authorization in favor of a Bank or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.

(f) Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

ARTICLE II

standby bond purchase facility

Section 2.01  Purchase of Unremarketed Bonds.

(a)  Commitment to Purchase Unremarketed Bonds.

(i) Subject to the terms and conditions of this Agreement, the Purchasing Bank agrees to purchase Unremarketed Bonds on any Domestic Business Day prior to the Commitment Termination Date at a price (the "Purchase Price") equal to 100 percent of the principal amount thereof plus (if such Purchase Date is not a day on which interest is payable on such Unremarketed Bonds) accrued interest, if any, to such Purchase Date; provided, however, that (A) the aggregate Purchase Price payable by the Purchasing Bank on any Purchase Date shall not exceed (x) with respect to the portion of such aggregate Purchase Price corresponding to principal of the Unremarketed Bonds to be purchased, the Available Principal Commitment as in effect on such Purchase Date and (y) with respect to the portion of such aggregate Purchase Price corresponding to accrued interest on the Unremarketed Bonds to be purchased, the Available Interest Commitment as in effect on such Purchase Date; and (B) Unremarketed Bonds that are held by or for the account of the Company, any Affiliate of the Company or any broker-dealer holding Unremarketed Bonds pursuant to an arrangement with the Company or any Affiliate of the Company shall not be purchased by the Purchasing Bank hereunder.

(ii) Each Participating Bank shall have a participation interest in the Commitment and each Disbursement made pursuant thereto, to the extent of such Bank's Participation Share thereof. The Purchasing Bank shall remain solely responsible to the Company, the Paying Agent, the Trustee and the holders of the Bonds for the performance of the entire Commitment notwithstanding such grant of participation interests to the Participating Banks, and its obligations to such Persons hereunder shall be undiminished thereby.

(b)  Manner of Purchase.

(i) If the Purchasing Bank receives a Purchase Certificate from the Paying Agent no later than (x) 12:30 p.m. on the specified Purchase Date, in the case of Unremarketed Bonds that are in the Weekly Mode, or (y) 1:00 p.m. on the specified Purchase Date, in the case of Unremarketed Bonds that are in the Daily Mode or in the Flexible Mode, the Purchasing Bank will, subject to satisfaction of the other terms and conditions set forth in this Agreement, transfer not later than 3:00 p.m. on such Purchase Date to the Paying Agent, in funds to be available as specified in such Purchase Certificate, an amount equal to the aggregate Purchase Price for such Unremarketed Bonds. The Purchasing Bank agrees to use its own funds to purchase Unremarketed Bonds.

(ii) Upon receiving a Purchase Certificate from the Paying Agent, the Purchasing Bank shall promptly give each Participating Bank telephonic notice (confirmed in writing) of (A) the applicable Purchase Date, (B) the aggregate amount of Disbursements to be made on such date and (C) such Participating Bank's Participation Share of such aggregate amount of Disbursements. Each Participating Bank shall pay to the Purchasing Bank such Participating Bank's Participation Share of the Disbursements to be made on the specified Purchase Date no later than (A) 3:00 p.m. on the date such notice is given to such Bank (or, if later, the specified Purchase Date) if such notice is given by 1:30 p.m. on any Domestic Business Day, or (B) 12:00 p.m. on the Domestic Business Day following the date such notice is given to such Bank if such notice is given after 1:30 p.m. on any Domestic Business Day on or after the specified Purchase Date. If a Participating Bank should for any reason not make any payment to the Purchasing Bank hereunder on the date such payment is due, the Purchasing Bank shall be entitled to recover from such Participating Bank such amounts, plus interest thereon from and including the date such payment was due to but excluding the day such amounts are recovered by the Purchasing Bank at the Federal Funds Rate until (and including) the third Domestic Business Day after the date due and thereafter at the Base Rate plus 2 percent.

Section 2.02  Purchased Bonds as Bank Bonds; Bank Rate.

Pursuant to Section 2.3(G)(9) of the Indenture, Unremarketed Bonds purchased by the Purchasing Bank pursuant to Section 2.01 shall constitute Bank Bonds and shall bear interest on the unpaid principal amount thereof at the Bank Rate. Interest on Bank Bonds shall be payable monthly in arrears on each Interest Payment Date (or, in the event that the maturity of the Bonds shall have been accelerated in accordance with the terms of the Bond Documents, payable on demand by the Purchasing Bank). As provided in Sections 2.3(G)(9) and 9.10(4) of the Indenture, Bank Bonds shall be held in trust by the Paying Agent for the benefit of the Purchasing Bank.

Section 2.03  Redemption of Bank Bonds.

(a) Bank Bonds shall be subject to mandatory and optional redemption as provided in Sections 2.4(A), (C), (D) and (G)(ii) of the Indenture and, as permitted by
Section 2.4(G)(i) of the Indenture, shall also be subject to mandatory redemption as provided in Section 2.03(b) and (c).

(b) The Bank Bonds outstanding on the Stated Expiration Date shall be redeemed in ten consecutive semi-annual installments of equal principal amount, commencing on the date six months after the Stated Expiration Date, at a price equal to the principal amount thereof plus accrued and unpaid interest at the Bank Rate to but excluding the date of redemption. If, after the Stated Expiration Date, any Bank Bonds are otherwise redeemed or cease to be Bank Bonds as a result of being remarketed or purchased by the Company, the remaining redemption installments shall be reduced in inverse order of their maturity.

(c) Upon receipt by the Trustee of a demand by the Purchasing Bank in accordance with clause (iii) of the second sentence of Section 6.02(b), all outstanding Bank Bonds shall be immediately redeemed at a price equal to the principal amount thereof plus accrued and unpaid interest at the Bank Rate to but excluding the date of redemption.

Section 2.04  Remarketing of Bank Bonds.

(a) In accordance with Section 9.19 of the Indenture, the Remarketing Agent shall solicit offers to purchase and use its best efforts to find a purchaser for Bank Bonds; provided, however, that Bank Bonds shall not be released by the Paying Agent unless and until the Purchasing Bank has been paid the principal of and interest accrued on such Bonds at the Bank Rate.

(b) Notwithstanding the foregoing, no Bank Bonds shall be remarketed after the Commitment Termination Date or the date, if any, on which the maturity of the Bonds shall have been accelerated in accordance with the terms of the Bond Documents, unless the purchaser of such Bonds shall have acknowledged, in a manner reasonably satisfactory to the Purchasing Bank, that such Bonds shall not be entitled to the benefits of this Agreement.

Section 2.05  Application of Payments on Bank Bonds.

Payments received by the Purchasing Bank in respect of the principal of or interest on Bank Bonds (whether pursuant to a scheduled payment thereof, upon redemption or acceleration, upon purchase of Bank Bonds pursuant to a remarketing thereof or substitution of another liquidity facility, or otherwise) shall be applied as follows:

(a) Payments in respect of principal of Bank Bonds shall be applied to the payment of the Principal Disbursements.

(b) Payments in respect of interest accrued on Bank Bonds at the time of their purchase by the Purchasing Bank shall be applied to the payment of Interest Disbursements.

(c) Payments in respect of interest accruing on Bank Bonds after their purchase by the Purchasing Bank shall be applied in the following order of priorities: first to the payment of accrued and unpaid interest on the Disbursements, second, to the payment of accrued and unpaid fees and expenses payable to the Banks hereunder, and third, to the Company (or if such payment shall have been made by the Bond Insurer pursuant to the Bond Insurance Policy, to the Bond Insurer).

Section 2.06  Repayment and Prepayment of Disbursements.

(a)  Scheduled Repayments.

(i)  Interest Disbursements.

The Company shall repay in full the Interest Disbursements made on any Purchase Date on the first Interest Payment Date following such Purchase Date.

(ii)  Principal Disbursements.

The Company shall repay the aggregate amount of Principal Disbursements remaining outstanding on the Stated Expiration Date in ten equal consecutive semi-annual installments commencing on the date six months after such date. Additional amounts of Principal Disbursements paid or prepaid after the Stated Expiration Date shall be applied to the remaining installments in inverse order of maturity.

(b)  Optional Prepayments.

The Company may, at any time and from time to time, prepay the Disbursements in whole or in part, without premium or penalty, except that any optional partial prepayment shall be in an aggregate principal amount of 1,000,000 dollars or any multiple of 100,000 dollars in excess thereof. Any prepayment of Euro-Dollar Disbursements made on a day other than the last day of the applicable Interest Periods therefor shall be accompanied by the amount, if any, required to be paid in respect thereof pursuant to Section 2.15. The Company shall give the Purchasing Bank a Notice of Prepayment no later than 11:00 a.m. on, in the case of a prepayment of Domestic Disbursements, the Domestic Business Day before the date of such prepayment and, in the case of a prepayment of Euro-Dollar Disbursements, the third Euro-Dollar Business Day before the date of such prepayment. Each Notice of Prepayment shall specify (i) the date such prepayment is to be made, (ii) the Disbursements to be prepaid (whether Domestic Disbursements or Euro-Dollar Disbursements and, in the case of Euro-Dollar Disbursements, the last day of the applicable Interest Periods for such Disbursements) and (iii) for each such Disbursement, the amount thereof to be prepaid. Amounts to be so prepaid shall irrevocably be due and payable on the date specified in the applicable Notice of Prepayment, together with interest accrued thereon to but excluding the date of prepayment. The Purchasing Bank shall give each Participating Bank prompt notice of each Notice of Prepayment that it receives and the amounts of such Participating Bank's Participation Interests in Disbursements affected thereby.

(c)  Mandatory Prepayments.

(i)

If at any time the aggregate principal amount of outstanding Principal Disbursements shall exceed the aggregate principal amount of Bank Bonds, the Company shall, upon demand by the Purchasing Bank, immediately prepay Principal Disbursements to such extent. If at any time the amount of any outstanding Interest Disbursement made in connection with the purchase of an Unremarketed Bond shall exceed the amount of interest accrued on such Bank Bond at the time of its purchase that then remains unpaid, the Company shall, upon demand by the Purchasing Bank, immediately prepay such Interest Disbursement to such extent.

(ii)

On each date that Bank Bonds are required to be redeemed pursuant to Section 2.03(A), (C), (D) or G(ii) of the Indenture or Section 2.03(c), the Company shall prepay (A) Principal Disbursements in an aggregate principal amount equal to the aggregate amount of Bank Bonds required to be redeemed and (B) to the extent not previously paid, the full amount of all Interest Disbursements, if any, made by the Purchasing Bank as part of the Purchase Price for such Bonds.

(iii)

Without duplication of other payments or prepayments required under this Section 2.06, on each date that any payments are received by the Purchasing Bank in respect of principal of Bank Bonds or interest accrued on Bank Bonds at the time of their purchase by the Purchasing Bank, Disbursements shall be prepaid through the application of such payments as provided in Section 2.05.

(d)  Transfer of Excess Bank Bonds.

If at any time the aggregate principal amount of Bank Bonds shall exceed the aggregate principal amount of outstanding Principal Disbursements (as a result of a prepayment pursuant to Section 2.06(b) or otherwise), the Bank shall, upon request of the Company, transfer to the Company Bank Bonds in an aggregate principal amount equal to such excess.

Section 2.07  Interest on Disbursements and Other Amounts.

(a)  Interest Rate Options.

(i)

All Disbursements made by the Purchasing Bank on any Purchase Date shall initially be Domestic Disbursements. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Disbursement Group (subject in each case to the provisions of Sections 2.11 and 2.12), as follows:

(A) if such Disbursements are Domestic Disbursements, the Company may elect to convert such Disbursements to Euro-Dollar Disbursements as of any Euro-Dollar Business Day; and

(B) if such Disbursements are Euro-Dollar Disbursements, the Company may elect to convert such Disbursements to Domestic Disbursements or elect to continue such Disbursements as Euro-Dollar Disbursements for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Disbursements.

(ii)

Each such election shall be made by delivering a Notice of Interest Rate Election to the Purchasing Bank no later than 11:00 a.m. on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Disbursement Group; provided that the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each at least 3,000,000 dollars.

(iii)

Each Notice of Interest Rate Election shall specify (A) the Disbursement Group (or portion thereof) to which such notice applies; (B) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (i) above; (C) if the Disbursements comprising such Disbursement Group are to be converted, the new type of Disbursements (i.e. Domestic or Euro-Dollar) and, if such new Disbursements are Euro-Dollar Disbursements, the duration of the initial Interest Period applicable thereto; and (D) if such Disbursements are to be continued as Euro-Dollar Disbursements for an additional Interest Period, the duration of such additional Interest Period. Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(iv)

A Notice of Interest Rate Election is nonrevocable by the Company. If the Company fails to deliver a timely Notice of Interest Rate Election to the Purchasing Bank for any Disbursement Group of Euro-Dollar Disbursements, such Disbursements shall be converted into Domestic Disbursements on the last day of the then current Interest Period applicable thereto.

(v)

The Purchasing Bank shall give each Participating Bank prompt notice of each Notice of Interest Rate Election that it receives and the amounts of such Participating Bank's Participation Interests in Disbursements affected thereby.

(vi)

Notwithstanding anything herein to the contrary, (A) the Company may not elect to convert a Domestic Disbursement to a Euro-Dollar Disbursement or continue a Euro-Dollar Disbursement as a Euro-Dollar Disbursement for another Interest Period at any time that a Default shall have occurred and be continuing, and (B) the Company shall convert and continue Disbursements in a manner such that no payment of Euro-Dollar Disbursements will have to be made prior to the last day of an applicable Interest Period in order to repay the Disbursements in the amounts and on the dates specified in Section 2.06(a).

(b)  Applicable Rates.

(i) Subject to Section 2.07(c), each Domestic Disbursement shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Disbursement is made to but excluding the date such Disbursement is required to be repaid hereunder, at a rate per annum equal to the Base Rate for such day.

(ii) Subject to Section 2.07(c), each Euro-Dollar Disbursement shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period.

(c)  Overdue Amounts.

Any overdue principal of, or interest on, any Disbursement and any other amount payable hereunder that is not paid when due, whether at stated maturity or otherwise, shall bear interest, from the date the same becomes due until such amount is paid in full, at a rate per annum equal to 2 percent over the Base Rate as in effect from time to time (except that an overdue amount of principal of a Euro-Dollar Disbursement that becomes due prior to the last day of an applicable Interest Period shall bear interest at a rate per annum equal to 2 percent above the rate that would otherwise be applicable to such Disbursement until the last day of such Interest Period and at a rate per annum equal to 2 percent over the Base Rate in effect from time to time thereafter).

(d)  Payment Dates.

Interest on Disbursements shall be payable (i) on each Interest Payment Date,
(ii) at the time of any payment or prepayment of Disbursements to the extent accrued on the amount paid or prepaid and (iii) at such other times as required by Section 2.05(c). Notwithstanding the foregoing, interest on overdue amounts (including overdue amounts of Disbursements) shall be payable on demand.

Section 2.08  Commitment Fee.

The Company shall pay to the Purchasing Bank a commitment fee at a per annum rate for each day equal to the Commitment Fee Rate for such day on the Combined Available Commitment at the close of business on such day. Such commitment fee shall accrue from and including the Closing Date to but excluding the Commitment Termination Date. Fees accrued under this Section shall be payable (i) quarterly in arrears on each March 31, June 30, September 30 and December 31 (commencing on December 31, 2000) and (ii) on the Commitment Termination Date. If the Commitment is reduced pursuant to Section 2.10, all fees accrued under this Section to but excluding the effective date of such reduction with respect to portion of the Combined Available Commitment eliminated by such reduction shall be payable on such date.

Section 2.09 Computation of Interest and Fees; Maximum Interest Rate. (a) Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Purchasing Bank shall determine each interest rate applicable hereunder. The Purchasing Bank shall give prompt notice to the Company and the Participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(c) Nothing contained herein shall require the payment of interest on Bank Bonds or Disbursements at a rate exceeding the Maximum Interest Rate. If interest payable on any Bank Bond or Disbursement for any period would otherwise exceed the maximum amount permitted by the Maximum Interest Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest on other Bank Bonds or Disbursements (as the case may be) for such period and/or interest on all Bank Bonds or Disbursements (as the case may be) for subsequent periods, to the extent less than the maximum amount permitted by the Maximum Interest Rate, shall be increased to permit payment of such reduction at the earliest possible date.

Section 2.10  Reduction or Termination of Commitment.

(a)  Reduction upon Retirement of Bank Bonds.

In the event of any redemption, cancellation, defeasance, or any other retirement of any Bonds, the Company shall have the right to reduce the Principal Commitment by an amount equal to the principal amount of Bonds so redeemed, canceled, defeased, or otherwise retired, by giving to the Purchasing Bank written notice of such reduction (which notice shall state the amount of such reduction and the date or dates of such redemption, purchase and cancellation, defeasance, or other retirement).

(b)  Reduction upon Conversion of Bank Bonds.

Any time after the close of business on the fifth Domestic Business Day following the date on which Bonds are converted to Fixed Rate Mode or Multiannual Mode (but prior, in the case of Bonds converted to Multiannual Mode, to any date on which the Company gives notice of its intent to convert such Bonds to Daily, Weekly or Flexible Mode), the Company shall have the right to reduce the Principal Commitment by an amount equal to the principal amount of Bonds so converted, by giving to the Purchasing Bank written notice of such reduction (which notice shall state the amount of such reduction and the date or dates of such conversion).

(c)  Optional Termination by the Company.

(i)

The Company shall have the right to terminate the Commitment at any time upon 30 days' written notice to the Purchasing Bank, the Bond Insurer, the Trustee, the Paying Agent and the Remarketing Agent; provided, however, that in connection with any such termination the Company shall pay to the Banks any and all amounts then accrued or owing to the Banks under this Agreement and there shall be purchased from the Purchasing Bank all Bank Bonds, together with accrued interest thereon.

(ii)

In the event that (A) the Purchasing Bank shall fail to purchase Unremarketed Bonds when required under the terms or conditions of this Agreement or (B) bankruptcy, insolvency, receivership, liquidation or other similar proceedings are instituted against the Purchasing Bank, the Company shall have the right to immediately terminate the Commitment upon written notice to the Purchasing Bank, the Bond Insurer, the Trustee, the Paying Agent and the Remarketing Agent; provided, however, that in connection with any such termination the Company shall pay to the Banks any and all amounts then accrued or owing to the Banks under this Agreement and there shall be purchased from the Purchasing Bank all Bank Bonds, together with accrued interest thereon.

(d)  Reduction or Termination of Participation Amounts.

Upon any reduction or termination of the Commitment, the Participation Amounts of all Participating Banks shall automatically be reduce proportionately or terminated, as the case may be. The Purchasing Bank shall give each Participating Bank prompt notice of any notice of Commitment reduction or termination that it receives pursuant to this Section 2.10 and, in the case of a reduction, the amount of the reduction of such Participating Bank's Participation Amount.

Section 2.11  Basis for Determining Interest Rate Inadequate or Unfair.

If prior to the first day of any Interest Period for any Disbursement Group of Euro-Dollar Disbursements, (a) the Purchasing Bank determines that for any reason appropriate information is not available to it for purposes of determining the Adjusted London Interbank Rate for such Interest Period or (b) the Required Banks determine that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to them of funding their Euro-Dollar Disbursement Participations for such Interest Period, the Purchasing Bank shall forthwith give notice thereof to the Company, whereupon until the Purchasing Bank notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Purchasing Bank to make or continue Euro-Dollar Disbursements or to convert outstanding Domestic Disbursements into Euro-Dollar Disbursements shall be suspended and each outstanding Euro-Dollar Disbursement shall be converted into a Domestic Disbursement on the last day of the then current Interest Period applicable thereto.

Section 2.12  Illegality.

If, on or after the date of this Agreement, the adoption of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by a Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall restrict the ability of such Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Disbursement Participations (or, in the case of the Purchasing Bank, the Euro-Dollar Disbursements), such Bank shall forthwith give notice thereof to the Company and the Purchasing Bank, whereupon until such Bank notifies the Company and the Purchasing Bank that the circumstances giving rise to such suspension no longer exist, the obligation of the Purchasing Bank to continue Euro-Dollar Disbursements as Euro-Dollar Disbursements for additional Interest Periods or to convert outstanding Domestic Disbursements into Euro-Dollar Disbursements shall be suspended. Before giving any notice pursuant to this
Section 2.12, the affected Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Disbursement then outstanding shall be converted to a Domestic Disbursement either (a) on the last day of the then current Interest Period applicable to each Euro-Dollar Disbursement Participation if the affected Bank may lawfully continue to maintain and fund Euro-Dollar Disbursement Participations to such day or (b) immediately if the affected Bank shall determine that it may not lawfully continue to maintain and fund Euro-Dollar Disbursement Participations to such day.

Section 2.13  Increased Costs.

If, in the determination of any Bank, an Regulatory Change Enacted on or after the date of this Agreement:

(a) shall subject such Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to Bank Bonds, Disbursements or Disbursement Participations or its obligation to purchase and hold Bank Bonds or make or maintain Disbursements or Disbursement Participations or shall change the basis of taxation of payments to such Bank (or its Applicable Lending Office) of the principal of or interest on Disbursements or Disbursement Participations or any other amounts due under this Agreement in respect of Disbursements or Disbursement Participations or its obligation to purchase and hold Bank Bonds or make or maintain Disbursements or Disbursement Participations (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located, including under United States federal, home state and home locality income tax laws); or

(b) shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank (or its Applicable Lending Office) or shall impose on such Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting Bank Bonds, Disbursements or Disbursement Participations or its obligation to purchase and hold Bank Bonds or make or maintain Disbursements or Disbursement Participations, as the case may be;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of purchasing or holding Bank Bonds or making or maintaining any Disbursements or Disbursement Participations or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Such Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.13 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of such Bank claiming compensation under this Section 2.13 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be based on such estimates, assumptions, allocations and the like that such Bank shall in good faith determine to be appropriate, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 2.14  Capital Adequacy.

If, in the determination of any Bank, an Regulatory Change Enacted on or after the date of this Agreement has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such Regulatory Change (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. Such Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.14 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of such Bank claiming compensation under this Section 2.14 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be based on such estimates, assumptions, allocations and the like that such Bank shall in good faith determine to be appropriate, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 2.15  Funding Losses.

If any payment of principal with respect to any Euro-Dollar Disbursement is made or any Euro-Dollar Disbursement is converted to a Domestic Disbursement on any day other than the last day of the Interest Period applicable to such Euro-Dollar Disbursement (pursuant to Section 2.06(a), (b) or (c), Section 2.12, or otherwise), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by such Bank, including any loss incurred as a result of a decline in the London Interbank Offered Rate since the rate for such Euro-Dollar Disbursement was set for such Interest Period, but excluding loss of margin for the period after any such payment or conversion; provided that such Bank shall have delivered to the Company a certificate setting forth in reasonable detail the amount of such loss or expense, which shall be based on such estimates, assumptions, allocations and the like that such Bank shall in good faith determine to be appropriate, which certificate shall be conclusive in the absence of manifest error.

Section 2.16  Payments.

(a) All amounts payable to a Bank hereunder shall be paid, in Federal or other immediately available funds, to such Bank at its Domestic Lending Office or at such other address as such Bank may designate by notice to the Company. Amounts payable to a Bank in respect of Euro-Dollar Disbursement Participations (or, the case of the Purchasing Bank, Euro-Dollar Disbursements) shall be payable for the account of such Bank's Eurodollar Lending Office; amounts payable to a Bank in respect of Domestic Disbursement Participations (or, the case of the Purchasing Bank, Domestic Disbursements) shall be payable for the account of such Bank's Domestic Lending Office.

(b) All amounts payable by the Company to a Bank hereunder shall be paid not later than 3:00 p.m. on the date when due. Any payment by the Company received by a Bank after 3:00 p.m. shall be deemed to be received on the following Domestic Business Day.

(c) Whenever any amount payable to a Bank hereunder is due on a day that is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment is extended by operation of law or otherwise, such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

(d)  (i)

All amounts payable by the Company to a Bank hereunder shall be paid without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim or Tax, except for Taxes required by Applicable Law to be withheld or deducted. If any Taxes are required to be withheld or deducted from any such payment, the Company shall pay to the applicable Bank the amount that, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to such Bank the amount stated to be payable hereunder. Notwithstanding the foregoing, the Company shall not be required to pay any increased amounts pursuant to this
Section 2.16(d) on account of Taxes measured by or based upon the overall net income of a Bank. The Company will execute and deliver to the affected Bank at its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The Company will, upon the request of an affected Bank, provide such Bank with evidence satisfactory to it of the payment of any Taxes. If any Taxes required to be borne by the Company pursuant to this Section 2.16(d) are paid by a Bank, the Company will, upon demand of such Bank, reimburse such Bank for such payments, together with any interest, penalties and expenses in connection therewith.

(ii)

Notwithstanding anything to the contrary contained herein, the Company shall not be required to pay any additional amount in respect of withholding of United States Federal income taxes pursuant to Section 2.16(d)(i) to any Bank except
(A) in the case of a Person that is a Bank on the Closing Date, to the extent such Taxes are required to be withheld as a result of a Regulatory Change Enacted after the Closing Date and (B) in the case of a Person that becomes a Bank after the Closing Date, to the extent (1) such Taxes are required to be withheld as a result of a Regulatory Change Enacted after the date such Person becomes a Bank or (2) such additional amount would have been payable had such Person not become a Bank; provided, however, that the Company shall not be required to pay any additional amount in respect of withholding of United States Federal income taxes pursuant to Section 2.16(d)(i) to the extent such withholding is required because such Bank has failed to submit any form or certificate that it is entitled to so submit under Applicable Law.

(iii)

There shall be submitted to the Company and the Purchasing Bank, (A) on or before the first date that interest or fees are payable to the such Participating Bank hereunder, (1) if at the time the same are applicable, (aa) by each Participating Bank that is not a United States Person, two duly completed and signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms), in either case entitling such Participating Bank to a complete exemption from withholding of any United States federal income taxes on all amounts to be received by such Participating Bank hereunder, or (bb) by each Participating Bank that is a Non-US Bank and the Issuing Bank if it is a Non-US Bank, (x) a duly completed Internal Revenue Service Form W-8BEN (or successor form) and (y) a Non-US Bank Certificate or (2) if at the time any of the foregoing are inapplicable, duly completed and signed copies of such form, if any, as entitles such Participating Bank to exemption from withholding of United States federal income taxes to the maximum extent to which such Participating Bank is then entitled under Applicable Law, and (B) from time to time thereafter, prior to the expiration or obsolescence of any previously delivered form or upon any previously delivered form becoming inaccurate or inapplicable, such further duly completed and signed copies of such form, if any, as entitles such Participating Bank to exemption from withholding of United States Federal income taxes to the maximum extent to which such Person is then entitled under Applicable Law. Each Participating Bank shall promptly notify the Company and the Purchasing Bank if (A) it is required to withdraw or cancel any form or certificate previously submitted by it or any such form or certificate has otherwise become ineffective or inaccurate or (B) payments to it are or will be subject to withholding of United States Federal income taxes to a greater extent than the extent to which payments to it were previously subject. Upon the request of the Company or the Purchasing Bank, each Participating Bank that is a United States Person shall from time to time submit to the Company and the Purchasing Bank a certificate to the effect that it is such a United States Person and a duly completed Internal Revenue Service Form W-9 (or successor form).

Section 2.17  Distribution of Payments by the Purchasing Bank.

(a) When, if and to the extent that the Purchasing Bank receives (from the Company, the Bond Insurer, the Paying Agent, the Trustee or any other Person obligated with respect to the Disbursements, by exercise of any right of set-off, counterclaim or banker's lien, or otherwise) a payment or prepayment in respect of (i) the principal of or interest on the Disbursements or interest on overdue amounts thereof or (ii) Commitment Fees or interest on overdue amounts thereof, the Purchasing Bank shall promptly pay to each Participating Bank such Participating Bank's Participation Share of such payment; provided, however, that a Bank to which the Purchasing Bank grants a participation in the Commitment and any outstanding Disbursements after the Closing Date shall not be entitled to any payment on account of Commitment Fees or interest on Disbursements with respect to such participation to the extent such amounts are payable for any period prior to the date such participation was granted. Except for amounts explicitly set forth herein, no Participating Bank shall be entitled to share in or receive any fee or other payment to which the Purchasing Bank may be entitled, or which it has received or may receive, in respect of this Agreement.

(b) If the Purchasing Bank should for any reason make any payment to a Participating Bank in anticipation of the receipt of funds from the Company, the Bond Insurer, any other Person obligated with respect to the Disbursements and such funds are not received by the Purchasing Bank from the Company, the Bond Insurer or such Person on the date payment is due, or such payment is in excess of the amount due such Participating Bank hereunder, then such Participating Bank shall, upon request by the Purchasing Bank, forthwith return to the Purchasing Bank any such amounts transferred to such Participating Bank by the Purchasing Bank, plus interest thereon from and including the day such amounts were transferred by the Purchasing Bank to such Participating Bank to but excluding the day such amounts are returned by such Participating Bank at a per annum rate (calculated on the basis of a 360 day year) equal to the Federal Funds Rate.

(c) If the Purchasing Bank is required at any time to return pursuant to any bankruptcy, insolvency, liquidation or reorganization law, or any sharing clause herein or in any of the Related Documents or otherwise, any portion of the payments made by the Company, the Bond Insurer or any other Person obligated with respect to any of the Disbursements or otherwise received by the Purchasing Bank and paid to the Participating Banks, each Participating Bank shall, on demand of the Purchasing Bank, forthwith return to the Purchasing Bank any such amounts received by such Participating Bank, but without interest thereon unless the Purchasing Bank is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Purchasing Bank is required to pay.

Section 2.18  Sharing of Recoveries.

If a Participating Bank receives (from the Company, the Bond Insurer, the Paying Agent, the Trustee or any other Person obligated with respect to the Disbursements, by exercise of any right of set-off, counterclaim or banker's lien, or otherwise) any payment on account of its Participation Interests in excess of such Participating Bank's Participation Share of such amount, such Participating Bank shall promptly deliver such excess to the Purchasing Bank. If such Participating Bank is required at any time to return, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, any portion of the amounts referred to in the preceding sentence, the Purchasing Bank shall, on demand of such Participating Bank, return to such Participating Bank such excess (or the appropriate portion of such excess) received by the Purchasing Bank (and, to the extent paid by the Purchasing Bank to other Participating Banks, as received from such other Participating Banks), but without interest thereon unless such Participating Bank is required to pay interest on such excess (or such portion) to the Person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that such Participating Bank is required to pay.


ARTICLE III

CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent Subject to Fulfillment on the Closing
Date.

The obligation of the Purchasing Bank to purchase Unremarketed Bonds pursuant to this Agreement is subject to the condition precedent that the Banks shall have received on or before the Closing Date the following, each in form and substance satisfactory to the Banks and counsel for the Purchasing Bank:

(a)  This Agreement, duly executed on behalf of the Company.

(b) (i) Counterparts (or certified copies thereof) of each of the Related Documents (other than the Bonds and the First Mortgage Bonds) that, when taken together, bear the signatures of all of the respective parties thereto and that are in full force and effect in accordance with their respective terms and are satisfactory to the Purchasing Bank in form and substance and (ii) a specimen of each Bond and First Mortgage Bond.

(c) A copy of the Reoffering Circular, certified to be a true copy by an officer of the Company.

(d) A certificate of the secretary or an assistant secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute on behalf of the Company this Agreement and the Related Documents to which the Company is a party.

(e) Evidence that all necessary action required to be taken by (i) the Issuer (including the adoption or enactment by the Issuer of all necessary resolutions and ordinances) and (ii) any Governmental Authority, in connection with the authorization, execution, issuance, delivery and performance of this Agreement and the Related Documents, and any other document or instrument required to be delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, has been taken.

(f) Evidence that, as of the Closing Date, all conditions contained in the Indenture and the Loan Agreement for the replacement of the SG Bond Purchase Agreement with this Agreement have been satisfied.

(g) A copy of the Bond Insurance Policy which shall provide that it insures all principal of and interest (at a rate per annum not in excess of 18 percent per annum) when due on the Bonds (including payment of interest on Bank Bonds at the Bank Rate and payment of principal of and accrued interest on Bank Bonds upon any redemption provided for herein or in the Indenture), executed by the Bond Insurer, together with evidence satisfactory to the Purchasing Bank that such Bond Insurance Policy is in full force and effect and is non-cancelable and that all premiums required to be paid thereunder have been paid in full.

(h) Legal opinions of (i) Day, Berry and Howard LLP, as special counsel to the Company, (ii) Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, (iii) counsel to the Bond Insurer satisfactory to the Purchasing Bank, and (iv) Winthrop, Stimson, Putnam and Roberts, counsel to the Purchasing Bank, in each case, as to such matters incident to this Agreement, the Related Documents and the transactions contemplated hereby and thereby as the Purchasing Bank shall have reasonably requested.

(i) Evidence of the power and authority of the Trustee and the Paying Agent to accept and execute their respective responsibilities under the Indenture.

(j) An executed copy of each document, instrument, certificate and opinion delivered pursuant to the Indenture.

(k) Such other documents, instruments, opinions and approvals (and, if requested by any Bank, certified duplicates or executed copies thereof) as any Bank shall have reasonably requested.

Section 3.02 Additional Conditions Precedent Subject to Fulfillment on the Closing Date.

The obligation of the Purchasing Bank to purchase Unremarketed Bonds pursuant to this Agreement is subject to the further conditions precedent that on the Closing Date:

(a) The following statements shall be true and shall be deemed to have been represented by the Company as being true on and as of the Closing Date, and each Bank shall have received a certificate of the Company signed by an authorized officer dated the Closing Date, stating that, to the best of such authorized officer's knowledge after due inquiry:

(i) The representations and warranties of the Company contained in Article IV are true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date; and

(ii) No event has occurred and is continuing, or would result from the effectiveness of this Agreement, that constitutes a Default.

(b) Each Bank shall have received payment in full of all fees and other sums required to be paid to or for the account of such Bank on or prior to the Closing Date.

Section 3.03  Conditions Subject to Fulfillment on Each Purchase Date.

The obligation of the Purchasing Bank to purchase Unremarketed Bonds pursuant to this Agreement on each Purchase Date shall be subject to the fulfillment of the following conditions precedent on and as of such Purchase Date:

(a)

The Purchasing Bank shall have received a duly completed Purchase Certificate for the purchase of such Unremarketed Bonds on such Purchase Date in accordance with Section 2.01(b)(i).

(b)

The Unremarketed Bonds to be so purchased are not held by or for the account of the Company, any Affiliate of the Company or any broker-dealer holding Unremarketed Bonds pursuant to an arrangement with the Company or any Affiliate of the Company.

(c)

No Event of Suspension shall have occurred and be continuing.

(d)

The amount being demanded for payment by the Purchasing Bank under Section 2.01 does not exceed the Combined Available Commitment on such Purchase Date (prior to giving effect to such payment).

(e)

The Commitment Termination Date shall not have occurred.
Notwithstanding the foregoing, if the condition set forth in clause (b) above is satisfied for some but not all of the Unremarketed Bonds covered by a Purchase Certificate, then, provided that all of the other conditions to purchase have been satisfied, the Purchasing Bank shall be obligated to purchase so much of such Unremarketed Bonds for which the condition set forth in clause (b) is satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce each Bank to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants as follows:

Section 4.01  Organization.

The Company is duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all requisite corporate power and authority to own or lease its properties and to conduct its business as now conducted and as proposed to be conducted, and is duly qualified and authorized to engage in business as a public utility in the State of Connecticut.

Section 4.02  Authorization.

The execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and (a) do not contravene, violate or breach: (i) Applicable Law; (ii) the Certificate of Incorporation or By-laws of the Company; or (iii) any indenture, mortgage, loan agreement or other contract or instrument to which the Company is a party or by which it or its assets are bound; and (b) do not result in or require the creation of any Lien except as provided in or contemplated by this Agreement or the Related Documents upon or with respect to any of the Company's properties.

Section 4.03  Enforceability.

This Agreement is, and the Related Documents to which the Company is a party are, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.04  Approvals.

No authorization of, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company of this Agreement or any Related Document, except those that have been, or will be simultaneously with the execution hereof, duly obtained or made and are in full force and effect.

Section 4.05  Financial Information.

(a) The audited balance sheet of the Company as at December 31, 1999, and the audited statements of income and cash flows of the Company for the fiscal year then ended as set forth in the Company's Annual Report on Form 10-K for such fiscal year and (b) the unaudited balance sheet of the Company as at June 30, 2000 and the unaudited statements of income and cash flows of the Company for the six-month period then ended as set forth in the Company's Quarterly Report on Form 10-Q for the period then ended, fairly present in all material respects the financial condition and results of operations of the Company at and for the respective periods ended on such dates, and have been prepared in accordance with GAAP, consistently applied. Since December 31, 1999, there has been no material adverse change in the financial condition, operations, properties or prospects of the Company and its Subsidiaries, taken as a whole, except to the extent, if any, described in the Company Disclosure Documents.

Section 4.06  Litigation.

Except for any pending or threatened action, suit, investigation or proceeding as disclosed in the Company Disclosure Documents or otherwise disclosed to the Banks in writing prior to the date hereof (as to which no representation or warranty is being made), there is no action, suit or proceeding (or to the best knowledge of the Company, investigation) pending or, to the best knowledge of the Company, threatened (a) in connection with this Agreement or any of the transactions contemplated by this Agreement or the Related Documents, or (b) against or affecting the Company, the result of which is reasonably likely to have a Materially Adverse Effect.

Section 4.07    Reoffering Circular.

Except for information contained in the Reoffering Circular describing any Bank, the Issuer, the Bond Insurer or The Depository Trust Company, as to which no representation or warranty is made, (a) the Reoffering Circular as of its issue date was, and any supplement or amendment thereto will be, accurate in all material respects for the purposes for which their use is or shall be authorized, and (b) the Reoffering Circular as of its issue date did not, and any such supplement or amendment will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

Section 4.08  Environmental Matters.

Except as disclosed or for matters identified in the Company Disclosure Documents (as to which no representation or warranty is made):

(a) The operations of the Company comply in all respects with all applicable Environmental Laws concerning environmental health and safety except where the failure to comply would not have a Materially Adverse Effect;

(b) The Company has obtained or made timely application for all environmental, health and safety permits necessary for its operation. All such permits previously obtained are in effect or timely application for renewal thereof is pending, and no action to revoke the same is pending and the period to appeal such permits have expired, and the Company is in compliance with all terms and conditions of such permits except where the failure to comply would not have a Materially Adverse Effect;

(c) With respect to property currently or formerly owned or operated by it, the Company is not (at the time of ownership or operation) subject to any outstanding written notice or order from, or agreement with, any Governmental Authority or other Person in respect to which the Company (i) is required to take any Remedial Action that would or might reasonably be expected to have a Materially Adverse Effect or (ii) would be reasonably likely to be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment that would or might reasonably be expected to result in a Materially Adverse Effect;

(d) The Company has not received written notification pursuant to Environmental Laws that any of its current or past operations, or any by- product thereof, is related to or subject to any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment, which investigation is reasonably likely to lead to the Company having to take Remedial Action, or having to incur Environmental Liabilities and Costs, in each case which would have a Materially Adverse Effect; and

(e) The Company has not filed any notice under any applicable Environmental Law reporting a Release of a Contaminant into the environment that is reasonably likely to lead to any Governmental Authority or any other Person having to take Remedial Action or having to incur Environmental Liabilities and Costs, that would have a Materially Adverse Effect.

Section 4.09  Investment Company Act.

The Company is not an "investment company", or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940.

Section 4.10  Public Utility.

All outstanding shares of capital stock having ordinary voting power for the election of directors of the Company have been validly issued, are fully paid and nonassessable, and are owned beneficially by NU, free and clear of any Lien. NU is a "holding company" (as defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")). Except for the post- closing filing on Form U-6B-2 required to be made with the Securities and Exchange Commission pursuant to the 1935 Act, the Company is not required to obtain any consents or make any filings pursuant to the 1935 Act in order to execute, deliver and perform this Agreement or any of the Related Documents to which it is a party.

Section 4.11  All Other Representations and Warranties Accurate.

All representations and warranties made by the Company in any of the Related Documents are true and correct in all material respects at and as of the date hereof, except that any such representations and warranties that expressly speak of a particular date were true and correct in all material respects as of such date.

ARTICLE V

COVENANTS

So long as the Purchasing Bank has any Commitment hereunder, any Disbursements shall remain outstanding, or any other amount shall be accrued or owing to the Banks hereunder:

Section 5.01  Further Assurances.

The Company will, to the extent permitted by Applicable Law, execute, acknowledge where appropriate, and deliver or file, and cause to be executed, acknowledged where appropriate, and delivered or filed, from time to time promptly at the request of the Purchasing Bank or the Required Banks, all such instruments and documents as are reasonably necessary or advisable to carry out the intent and purpose of this Agreement and the Related Documents.

Section 5.02  Maintenance of Remarketing Agent.

The Company will maintain in place a Remarketing Agent in accordance with the provisions of the Indenture.

Section 5.03  Amendments to Related Documents.

Without the prior written consent of the Purchasing Bank and the Required Banks, the Company shall not enter into or consent to any amendment, modification or termination of any Related Document, except (a) as may be required to comply with applicable law, (b) as necessary to obtain a credit rating on the Bonds by S and P, Moody's or any other rating agency then rating the Bonds, or (c) for amendments that would not affect the rights and obligations of the Banks under such Related Document. With respect to any amendment to any Related Document of the type described in clause (a), (b) or (c) of the preceding sentence, each Bank hereby agrees that it shall cooperate with the Company in delivering its consent which may nevertheless be required under such Related Document; provided that no Bank shall be required to deliver any such consent with respect to any amendment that it determines would be materially adverse to its interests. Notwithstanding anything to the contrary contained herein or in the Related Documents, the Company shall not agree to surrender, amend or modify the Bond Insurance Policy or to release or substitute the Bond Insurer thereunder.

Section 5.04  Offering Circular.

The Company will not include, or permit to be included, any information, material or reference relating to any Bank in any Offering Circular or any tombstone advertisement, unless such information, material or reference is approved in writing by such Bank prior to its inclusion therein, and the Company will not distribute or use, or permit to be distributed or used, any Offering Circular unless copies of such Offering Circular are furnished to such Bank prior to the distribution or use thereof. The Banks will use all reasonable efforts to respond to any request for such approval in a timely fashion.

Section 5.05  Remarketing.

The Company will not permit the Remarketing Agent to remarket any Bonds at a price less than the principal amount thereof plus accrued interest, if any, thereon to the respective dates of remarketing.

Section 5.06  Substitute Liquidity Facility.

The Company will not substitute another liquidity facility for the obligations of the Purchasing Bank to purchase Unremarketed Bonds pursuant to this Agreement unless prior to or simultaneously with such substitution, there shall be purchased from the Purchasing Bank, at a price not less than the principal amount thereof plus accrued interest, if any, thereon to the date of purchase, all Bank Bonds purchased pursuant to this Agreement and the Company shall have paid to the Banks any and all amounts accrued or owing to the Banks under this Agreement (after giving effect to the application of the proceeds of the Bank Bonds in accordance with Section 2.05 of this Agreement).

Section 5.07  Remarketing Agent.

Without the prior written approval of the Purchasing Bank and the Required Banks (which approval shall not be unreasonably withheld), the Company will not (a) appoint or permit or suffer to be appointed any successor Remarketing Agent unless the successor Remarketing Agent is a nationally recognized remarketing agent for municipal obligations, or (b) enter into any successor Remarketing Agreement that contains provisions (including provisions that protect the rights and interests of the Banks) that are not substantially (other than the identity of the successor Remarketing Agent and fees payable thereunder) the same in all respects material, in the judgment of the Purchasing Bank and the Required Banks, to the interests of the Banks as those contained in the predecessor Remarketing Agreement. The Company shall provide to the Banks a copy of such successor Remarketing Agreement promptly upon execution and delivery thereof.

Section 5.08  Entry into Conflicting Agreements; Performance of Related
Documents.

(a) The Company will not enter into any agreement containing any provision that would be violated or breached by the performance by the Company of its obligations hereunder or under the Related Documents.

(b) The Company will punctually pay or cause to be paid when due all amounts payable by it under the Loan Agreement, the First Mortgage Bonds and the other Related Documents and observe and perform all of the conditions, covenants and requirements of the Loan Agreement, the First Mortgage Bonds and the other Related Documents applicable to it.

Section 5.09  Financial Statements.

The Company will furnish to the Banks:

(a) as soon as available and in any event within 105 days after the end of each fiscal year of the Company, a copy of the Company's report on Form 10-K submitted to the Securities and Exchange Commission with respect to such fiscal year, or, if the Company ceases to be required to submit such report, a copy of the annual audit report for such year for the Company including therein a consolidated balance sheet of the Company as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of the Company for such fiscal year, all in reasonable detail and certified by (i) a nationally-recognized independent public accountant and (ii) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Company as having been prepared in accordance with GAAP applied consistently with those financial statements referred to in Section 4.05; and

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the Company's Quarterly Report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter, or if the Company ceases to be required to submit such report, a consolidated balance sheet of the Company as of the end of such fiscal quarter and consolidated statements of income and retained earnings and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Company as having been prepared in accordance with GAAP applied consistently with those financial statements referred to in Section 4.05.

Section 5.10  Certificates; Other Information.

The Company will furnish to the Banks:

(a) concurrently with the delivery of the financial statements referred to in
Section 5.09(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.09(a) and (b), a certificate of an authorized officer stating that, to the best of such officer's knowledge, the Company during such period has in all material respects observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Related Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default, in each case except as specified in such certificate;

(c) promptly after the filing thereof, copies of each prospectus (excluding any prospectus contained in any Form S-8), and Current Report on Form 8-K, if any, that the Company files with, the Securities and Exchange Commission or any governmental authority which may be substituted therefor; and

(d) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

Section 5.11  Payment of Obligations.

The Company shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed on it or its income, profits or revenues or any of its properties, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

Section 5.12 Conduct of Business; Maintenance of Existence; Compliance with Obligations and Laws; Merger.

(a) The Company shall, except to the extent such failure would not, in the aggregate, have a Materially Adverse Effect, (i) continue to engage in business as a public utility under the laws of the State of Connecticut, (ii) preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, licenses, approvals, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by Section 5.12(b) or 5.13, and (iii) comply with all of its contractual obligations and all Applicable Law.

(b) Nothing contained in this Agreement shall prevent any lawful consolidation or merger of the Company with or into any other corporation or corporations lawfully authorized to acquire and operate the properties of the Company, or a series of consolidations or mergers, in which the Company or its successor or successors shall be a party, or any sale of all or substantially all of the properties of the Company as an entirety to a corporation lawfully authorized to acquire and operate the same; provided that (i) upon any such consolidation, merger or sale, the corporation formed by such consolidation, or into which such merger may be made, or making such purchase shall execute and deliver to the Banks an instrument, in form and substance reasonably satisfactory to the Purchasing Bank and the Required Banks, whereby such corporation shall effectively assume the due and punctual payment of any amounts due hereunder and the due and punctual performance and observance of all covenants and agreements to be performed by the Company pursuant to this Agreement; and (ii) immediately after such consolidation, merger or sale no Event of Default shall have occurred and be continuing. Upon any such consolidation or merger or sale, the succesor corporation shall succeed to and be substituted for the Company hereunder with the same effect as if such successor corporation had been named herein. Every such successor corporation shall possess, and may exercise, from time to time, each and every right and power hereunder of the Company, in its name or otherwise; and any act, proceeding, resolution or certificate by any of the terms of this Agreement, required or provided to be done, taken and performed or made, executed or verified by any board or officer of the Company shall and may be done, taken and performed or made, executed or verified with like force and effect by the corresponding board or officer of any such successor corporation. If consolidation, merger or sale or other transfer is made as permitted by this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 5.12(b).

Section 5.13  Maintenance of Property; Insurance.

The Company shall (a) keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not have a Materially Adverse Effect, and (b)(i) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and
(ii) furnish to any Bank, upon written request, full information as to the insurance carried.

Section 5.14  Inspection; Books and Records; Discussions.

The Company shall keep proper books of records and account in conformity with GAAP and Applicable Law in which entries shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company with officers and employees of the Company and with its independent certified public accountants; provided that the foregoing shall not require the Company to waive any attorney-client privilege or violate any confidentiality agreements to which it is a party.

Section 5.15  Notices.

The Company shall give notice to the Banks of each of the following promptly after the Company has knowledge thereof:

(a)  the occurrence of any Default;

(b) (i) the occurrence or expected occurrence of any ERISA Termination Event that could have a Materially Adverse Effect; and

(c)  any notices received from the Bond Insurer.
Each notice pursuant to this section shall be accompanied by a statement of a senior officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto, it being understood and agreed that delivery of reports required by
Section 5.10(c) will fulfill the notice requirements of this Section 5.15 with respect to the information contained in such reports; provided that such reports are delivered promptly after the Company gains knowledge of the information that it is required to provide the Banks under this Section 5.15.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

Section 6.01  Events of Default.

Each of the following shall constitute an "Event of Default":

(a) The Company shall fail to pay when due, or to cause to be paid when due, any principal of any Disbursement or shall fail to pay, within five days of the due date thereof, any interest or fees payable hereunder; or

(b)

Any representation or warranty of the Company made in, or deemed to have been made by the Company pursuant to, this Agreement or any of the Related Documents to which the Company is a party, or by any of its officials in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection herewith or therewith (including the Reoffering Circular), shall prove to have been incorrect in any material respect when made or when deemed made; or

(c)

Any "Event of Default" under the Indenture or any "event of default" under the Loan Agreement shall have occurred and be continuing; or

(d)

The Company shall fail to perform or observe any covenant or agreement set forth in Section 5.03; or

(e) The Company shall fail to perform or observe any other term, covenant or agreement (other than one described in any other paragraph of this Section 6.01) contained in this Agreement or the Related Documents on its part to be performed or observed, and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Purchasing Bank or the Required Banks;

(f) Any default or similar event shall occur with respect to any indebtedness having an aggregate principal amount in excess of 10,000,000 dollars with respect to which the Company is an obligor, the effect of which is to permit the holder or holders of such indebtedness, or a trustee or agent on behalf of such holder or holders, to cause any such indebtedness to become due prior to its stated maturity, or any such indebtedness shall be declared to be due and payable prior to its stated maturity or shall not be paid when due;

(g) The Company shall make a general assignment for the benefit of creditors, file a petition in bankruptcy, be unable generally to pay its debts as they become due, or be adjudicated insolvent or bankrupt or there shall be entered any order or decree granting relief in any voluntary or involuntary case commenced by or against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the Company shall petition or apply to any court or administrative body for the appointment of any receiver, trustee, liquidator, assignee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of the Company's properties, or shall commence any proceeding in a court of law for a reorganization, readjustment of debt, dissolution, liquidation, assignment or other similar procedure under the laws or statutes of any jurisdiction, whether now or hereafter in effect, or there shall be commenced against the Company any such proceeding in a court of law that remains undismissed or not discharged, vacated or stayed within 90 days after commencement, or the Company by any act shall indicate its consent to, approval of or acquiescence in any of the foregoing or take any action for the purpose of effecting any of the foregoing; or

(h) The Company shall commence proceedings seeking to limit its liability under this Agreement or the Bank Bonds.

(i) The ratings assigned to the Bond Insurer's long-term debt or claims paying ability are withdrawn, suspended and/or reduced to below BBB- (or its equivalent rating) by S and P and are withdrawn, suspended and/or reduced to below Baa3 (or its equivalent rating) by Moody's; or

(j)  A Bond Insurer Event of Insolvency shall have occurred; or

(k) The Bond Insurer shall fail, wholly or partially, to make a payment when and as required under the provisions of any Bond Insurance Policy (including principal of, and interest at the Bank Rate on, Bank Bonds); or

(l) The Bond Insurer or any other Person shall claim or assert in writing that any Bond Insurance Policy is invalid or unenforceable against the Bond Insurer, or the Bond Insurer shall repudiate its obligations or deny that it has any further liability under any Bond Insurance Policy or the validity or enforceability of any Bond Insurance Policy shall be contested in any contest or proceeding (including an appellate proceeding) directly or indirectly by the Bond Insurer or any other Person and, in the case of a Person other than the Bond Insurer, the Bond Insurer shall fail to defend or assert such validity or enforceability or to appeal such contest or proceeding pursuant to appropriate proceedings or actions; or

(m) Any Governmental Authority with competent jurisdiction shall announce, find or rule that any Bond Insurance Policy is null and void or otherwise invalid or unenforceable against the Bond Insurer; or

(n) Any Bond Insurance Policy is surrendered, canceled or terminated, or amended or modified in any material respect; or

(o) A court of competent jurisdiction enters a final nonappealable judgment that any Bond Insurance Policy is not valid and binding on or enforceable against the Bond Insurer.

Section 6.02  Remedies.

(a)  Events of Suspension.

(i) Each of the following shall constitute an "Event of Suspension": (A) the occurrence of any Event of Default set forth in Section 6.01(i)-(o) or (B) a Bond Insurer Potential Insolvency. During the continuance of any Event of Suspension, the Commitment shall be suspended and the Purchasing Bank shall be under no obligation to purchase any Unremarketed Bonds. The Purchasing Bank shall give written notice of any Event of Suspension to the Company, the Trustee, the Paying Agent and the Remarketing Agent promptly after it becomes aware thereof; provided, however, that the Purchasing Bank shall not incur any liability or responsibility whatsoever by reason of the Purchasing Bank's failure to give such notice and such failure shall in no way affect the suspension of the Commitment. The suspension of the Commitment shall not extend the Stated Expiration Date or affect any other remedy provided under this
Section 6.02, and no cure of an Event of Suspension shall reinstate the Commitment if the Commitment shall have expired or been terminated prior thereto.

(ii) For the purposes of Section 6.02(a)(i), (A) an Event of Suspension resulting from an Event of Default under Section 6.01(l) or (m) shall be deemed to cease to exist if and only if a court of competent jurisdiction shall find or rule that such Bond Insurance Policy is valid and binding on the Bond Insurer in accordance with its terms, (B) an Event of Suspension resulting from a Bond Insurer Potential Insolvency shall be deemed to cease to exist if and only if such Bond Insurer Potential Insolvency shall cease to exist and no Bond Insurer Event of Insolvency shall have occurred and (C) any other Event of Suspension shall be deemed to cease to exist if and only if the Event of Default from which such Event of Suspension resulted shall cease to exist.

(b)  Events of Termination.

Each of the following shall constitute an "Event of Termination" or an "event of termination": (i) the occurrence of an Event of Default under Section 6.01(j),
(k), (n) or (o), (ii) the occurrence of an Event of Default under Section 6.01(i) and the continuance of such Event of Default for a period of 30 consecutive days, or (iii) the occurrence of an Event of Default under Section 6.01(l) or (m) and the entry by a court of competent jurisdiction of a final nonappealable judgment that the Bond Insurance Policy is not valid and binding on the Bond Insurer. During the continuance of an Event of Termination, the Purchasing Bank may do any or all of the following: (i) by notice to the Company, declare all Disbursements to be, and all Disbursements shall thereupon become, immediately due and payable, (ii) by notice to the Trustee declare that, on the fifth Domestic Business Day after the 45th day after notice of such Event of Termination is received by the Trustee, the Commitment shall terminate, in which event the Commitment shall so terminate on such day (if not previously expired or terminated), and (iii) by notice to the Trustee, demand the immediate redemption of all Bank Bonds in accordance with Section 2.4(G)(ii) of the Indenture and Section 2.03(c) hereof. The Purchasing Bank shall promptly give the Company, the Paying Agent and the Remarketing Agent a copy of any notice given to the Trustee pursuant to clause (ii) or (iii) of the preceding sentence; provided, however, that the Purchasing Bank shall not incur any liability or responsibility whatsoever by reason of the Purchasing Bank's failure to give a copy of such notice and such failure shall in no way affect the effectiveness of any remedies elected by the Banks.

(c)  Other Remedies.

During the continuance of any Event of Default, the Banks, in addition, shall have all remedies provided at law or equity, including the right to demand and receive specific performance; provided, however, that, except as otherwise provided in subsection (a) or (b) of this Section 6.02, the Purchasing Bank shall not have the right to suspend, terminate or otherwise reduce the Commitment.

(d)  Direction by Required Banks.

The Purchasing Bank shall (i) in the case of an Event of Termination, take any or all of the actions referred to in clause (i)-(iii) of Section 6.02(b) if so directed by the Required Banks and (ii) in the case of any Event of Default or Event of Termination, take such other action with respect thereto as shall be reasonably directed by the Required Banks.

ARTICLE VII

MISCELLANEOUS

Section 7.01    Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchasing Bank and the Required Banks and, in the case of an amendment, the Company; provided, however, that no amendment or waiver shall be effective, unless in writing and signed by each Participating Bank affected thereby, to the extent it (i) extends the Stated Expiration Date, (ii) increases the amount of the Commitment or such Bank's Participation Amount, (iii) reduces or postpones any payment of any principal of or interest on any Disbursement or any Commitment Fees, (iv) waives or changes any condition precedent set forth in Article III, (v) changes Section 5.03, (vi) changes Section 2.13, 2.14, 2.15, 7.04 or 7.06, (vii) modifies Section 2.17(a) or 2.18 or any other provision providing for the equal or ratable treatment of the Banks or (viii) modifies the definition of "Required Banks" or this Section 7.01(a) or any other provision requiring the consent of all of the Banks.

(b) Without the prior written consent of the Required Banks, the Purchasing Bank shall not give or withhold its agreement to any waiver, modification or amendment of any term, provision or covenant of any of the Related Documents; provided, however, that, without the prior written consent of each Participating Bank, the Purchasing Bank (i) shall not consent to any modification of the Bond Insurance Policy or (ii) agree to purchase Unremarketed Bonds at a time when the Purchasing Bank's obligation to do so has been suspended or terminated pursuant to the terms hereof.

Section 7.02  Notices, Etc.

Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and shall be given to such party (a) in the case of the Company or the Purchasing Bank, at its address or telecopier number set forth on the signature pages hereof, (b) in the case of the Participating Banks, at its address or telecopier number set forth below such Bank's name under the heading "Notice Address" on Annex A or, in the case of a Participating Bank that became a Participating Bank pursuant to Section 7.07(b) or (c), the address for notices to such Bank set forth in the Joinder Agreement or Assignment and Acceptance pursuant to which such Bank became a Participating Bank, (c) in the case of the Trustee, the Paying Agent and the Remarketing Agent, to their respective addresses or telecopier numbers set forth in the Indenture and/or the other Related Documents, or (d) as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the others. All such notices and communications shall be effective (x) if given by telecopier, when transmitted to the telecopier number specified as aforesaid, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (z) if given by other means, when delivered at the address specified as aforesaid, except that written notices to any Bank pursuant to the provisions of Article II shall not be effective until received.

Section 7.03  No Implied Waiver: Remedies Cumulative.

No failure on the part of the Banks to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04  Indemnification.

The Company agrees to indemnify the Banks, the Lead Arranger, the Trustee, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") for, and to hold harmless each Indemnitee from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind (including the reasonable fees and disbursements of counsel) that may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) in any way relating to or arising out of:

(a) any alleged inaccuracy of, or any alleged untrue statement contained in, any Offering Circular or any amendment or supplement thereto, or by reason of the alleged omission to state therein a material fact necessary to make the statements contained in any Offering Circular or any amendment or supplement thereto, in the light of the circumstances under which they were made, not misleading, other than any action or proceeding alleging any inaccuracy in a material respect, or an untrue statement of a material fact, with respect to information supplied by and describing a Bank in any Offering Circular or any amendment or supplement thereto (the "Bank Information"), or alleging any omission to state therein a material fact necessary to make the statements in the Bank Information, in the light of the circumstances under which they were made, not misleading; or

(b) the execution, delivery or performance of this Agreement, any Related Document or any transaction contemplated hereby or thereby (including, without limitation, by reason of or in connection with the purchase by the Purchasing Bank of Unremarketed Bonds); provided, however, that the Company shall not be required to indemnify any Indemnitee pursuant to this Section 7.04(a)(ii) for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Indemnitee as determined by a court of competent jurisdiction or arising from any litigation brought by such Indemnitee against the Company in which a final, nonappealable judgment has been rendered against such Indemnitee.

Section 7.05  Limitation of Liability.

The Company assumes all risks of the acts or omissions of the Trustee, the Paying Agent, the Remarketing Agent and the Bond Insurer with respect to the use of the Disbursements under this Agreement. None of the Banks nor any of their respective officers, directors, agents or employees shall be liable or responsible for, and none of the Company's obligations under this Agreement shall be affected by, (a) any mechanical error, omission, interruption or delay in the transmission, dispatch or delivery of any message or advice, however transmitted, in connection with this Agreement; (b) the use that may be made of the Commitment or any acts or omissions of the Trustee, the Paying Agent or the Remarketing Agent in connection therewith; (c) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by the Purchasing Bank against presentation of a Purchase Certificate that does not comply with the terms of this Agreement; (e) any act, or any failure to act, by the Trustee or the Paying Agent that results in the failure of the Paying Agent (i) to credit the appropriate account with funds made available by the Purchasing Bank pursuant to this Agreement or (ii) to effect the purchase for the account of the Purchasing Bank of Unremarketed Bonds with such funds pursuant to this Agreement; (f) any other circumstances whatsoever in making or failing to make payment under this Agreement or (g) any other action, inaction or omission that may be taken by it in good faith in connection with this Agreement; provided that the Company shall have a claim against any Bank, and such Bank shall be liable to the Company, to the extent of any direct, as opposed to consequential, damages suffered by the Company that the Company proves were caused by such Bank's willful misconduct or gross negligence.

Section 7.06  Costs, Expenses and Taxes.

The Company shall pay (a) all reasonable out-of-pocket expenses of the Purchasing Bank and the Lead Arranger, including the reasonable fees and disbursements of special counsel for the Purchasing Bank, in connection with the preparation, negotiation and closing of this Agreement, any waiver or consent hereunder or any amendment hereof or in connection with any Default or alleged Default, and (b) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Banks, including (without duplication) the reasonable fees and disbursements of outside counsel, in connection with such Event of Default and any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. In addition, the Company shall pay any and all costs and expenses of the Banks (including reasonable counsel fees and expenses) in connection with the transfer, exchange and registration of Bank Bonds and any and all recording, stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any Related Document and such other documents, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

Section 7.07    Binding Effect; Assignment; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of each of the Banks.

(b) The Purchasing Bank may grant one or more Persons additional participations in the Commitment and Disbursements; provided that (i) so long as no Event of Default pursuant to Section 6.01(g) has occurred and is continuing, the Company has consented to such grant of a participation (each such consent not to be unreasonably withheld or delayed), (ii) the Person to which such participation is granted shall have executed and delivered to the Purchasing Bank a Joinder Agreement and (iii) after giving effect to the grant of such participation, the aggregate amount of the Participation Amounts does not exceed the Commitment. From and after the effective date of a Joinder Agreement, the Person granted Participation Interests thereunder shall be a party hereto and, to the extent of the Participation Interests granted by such Joinder Agreement, have the rights and obligations of a Participating Bank under this Agreement.

(c) Any Participating Bank may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participation Amount and Participation Interests); provided that (i) each of the Purchasing Bank and, so long as no Event of Default pursuant to Section 6.01(g) has occurred and is continuing, the Company has consented to such assignment (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall not be of less than 5,000,000 dollars of the assigning Participating Bank's Participation Amount and shall be made as an assignment of a proportionate part of all the assigning Participating Bank's rights and obligations under this Agreement (including Participation Interests in outstanding Disbursements) with respect to the Participation Amount assigned and (iii) the parties to each assignment shall execute and deliver to the Purchasing Bank a Assignment and Acceptance, together with a processing and recordation fee of 3,500 dollars. From and after the effective date of an Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Participating Bank under this Agreement, and the assigning Participating Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Assignment and Acceptance covering all of the assigning Participating Bank's rights and obligations under this Agreement, such Participating Bank shall cease to be a party hereto). Any assignment or transfer by a Participating Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Participating Bank of a participation in such rights and obligations in accordance with paragraph
(e) of this Section 7.07.

(d) The Purchasing Bank, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Joinder Agreement and Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Participating Banks, and the Participation Amounts of, and Participation Interests held by, each Participating Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Purchasing Bank and the Participating Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participating Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Participating Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Participating Bank may, without the consent of, or notice to, the Company or the Purchasing Bank, sell subparticipations to one or more banks or other entities (a "Subparticipant") in all or a portion of such Participating Bank's rights and/or obligations under this Agreement (including all or a portion of its Participation Amount and Participation Interests); provided that
(i) such Participating Bank's obligations under this Agreement shall remain unchanged, (ii) such Participating Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Purchasing Bank and the other Participating Banks shall continue to deal solely and directly with such Participating Bank in connection with such Participating Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Participating Bank sells such a participation shall provide that such Participating Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Participating Bank will not, without the consent of the Subparticipant, agree to any amendment, modification or waiver described in clauses (i)-(iii) of Section 7.01(a) that affects such Subparticipant. Subject to paragraph (f) of this Section 7.07, the Company agrees that each Subparticipant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Participating Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section 7.07. To the extent permitted by law, each Subparticipant also shall be entitled to the benefits of Section 7.08 as though it were a Participating Bank, provided such Subparticipant agrees to be subject to Section 2.18 as though it were a Participating Bank.

(f) A Subparticipant shall not be entitled to receive any greater payment under Sections 2.13, 2.14 or 2.15 than the applicable Participating Bank would have been entitled to receive with respect to the participation sold to such Subparticipant, unless the sale of the participation to such Subparticipant is made with the Company's prior written consent. A Subparticipant that would be a Non-US Bank if it were a Participating Bank shall not be entitled to the benefits of Section 2.16(d) unless the Company is notified of the participation sold to such Subparticipant and such Subparticipant agrees, for the benefit of the Company, to comply with Section 2.16(d)(iii) as though it were a Participating Bank.

(g) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 7.08  Set-Off.

The Purchasing Bank and each Participating Bank is hereby authorized by the Company, at any time and from time to time, without notice, (a) during any Event of Default, to set off against, and to appropriate and apply to the payment of, the liabilities of the Company under this Agreement (whether owing to such Person or to any other Person that is the Purchasing Bank or a Participating Bank and whether matured or unmatured, fixed or contingent or liquidated or unliquidated and including the amounts to which a Participating Bank is entitled with respect to its Participation Interests) any and all liabilities owing by such Person or any of its Affiliates to the Company (whether payable in U.S. dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States) and (b) during any Default, to suspend the payment and performance of such liabilities owing by such Person or its Affiliates in an amount equal to the amount then due and payable under this Agreement and, in the case of liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.

Section 7.09  Severability.

Any provision of this Agreement that is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 7.10  Governing Law.

PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.11  Jurisdiction; Service of Process;  Waiver of Jury Trial.

(a) In connection with any civil action or proceeding arising out of, based upon or in any way connected to this Agreement, each of the Company and the Participating Bank submits to the non-exclusive jurisdiction of state and federal courts located in the City and State of New York in personam and agrees that such courts are convenient forums. Each of the Company and the Participating Banks waives personal service upon it and consents to service of process by mailing a copy thereof to it by registered or certified mail.

(b) EACH OF THE BANKS AND THE COMPANY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION OR PROCEEDING ARISING OUT OF, OR BASED UPON, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 7.12  Survival of Representations and Warranties.

All agreements, representations and warranties made in this Agreement and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, and the agreements contained in Sections 2.11, 2.12, 2.13, 2.14, 2.15, 7.04, 7.06 and 7.19 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

Section 7.13  Entirety.

This Agreement embodies the entire agreement and understanding between the Banks and the Company with respect to the subject matter hereof and supersedes all other prior discussions, negotiations, arrangements and understandings relating to the subject matter hereof.

Section 7.14  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 7.15  Headings.

Section headings and the table of contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.16  Effectiveness.

This Agreement shall become effective upon receipt by each Bank of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by each Bank in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 7.17  Confidentiality.

Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary in connection with this Agreement and the Related Documents; provided that such Bank may disclose to, and exchange and discuss with, any other Person (such Bank and each such other Person being hereby authorized to do so), any information concerning the Company or any Subsidiary (whether received by such Bank or such other Person in connection with or pursuant to this Agreement or otherwise) (a) to independent auditors or bank examiners or other governmental authorities, (b) to any Affiliate of the Bank,
(c) to any participant or proposed participant pursuant to Section 7.07 that has agreed to be bound by the provisions of this Section 7.17 and (d) for the purpose of (i) complying with Applicable Law, (ii) protecting, preserving, exercising or enforcing any of their rights under or related to this Agreement or the Related Documents, (iii) performing any of their obligations under or related to this Agreement or the Related Documents or (iv) consulting with its legal counsel other advisors with respect to any of the foregoing. Each Bank shall, and shall cause any Affiliate to which it provides such non-public information to, use such non- public information only in connection with this Agreement and other existing or prospective credit arrangements with the Company not involving the purchase or sale of the securities.

Section 7.18  Purchasing Bank's Rights and Responsibilities.

(a) Except as otherwise expressly provided in this Agreement, the Purchasing Bank (i) shall have the sole right to exercise or refrain from exercising any rights or remedies it may have, or to take or refrain from taking any other action, with respect to the Disbursements or under this Agreement or any of the Related Documents or otherwise available to it, and (ii) shall not be required to obtain the consent of or consult with the Purchasing Banks with respect thereto.

(b) The Purchasing Bank shall administer this Agreement in accordance with its customary practices with respect to similar credit facilities with respect to which it has not granted participations. The Purchasing Bank shall not, however, have any liability to the Participating Bank with respect to the exercise of its discretionary powers over the administration of this Agreement except to the extent such exercise constitutes a grossly negligent or willful failure to comply with such customary practices. The Purchasing Bank (i) shall be entitled to rely upon any writing, statement, consent, certificate or notice or any fax or telex message reasonably believed by it to be signed and sent by the proper person, (ii) may consult with counsel, independent public accountants, appraisers and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith in reliance on the advice of any such expert, and (iii) may employ agents or attorneys-in-fact and shall not be liable for the default or misconduct of any such person unless the Purchasing Bank was grossly negligent in selecting such person.

(c) The Purchasing Bank shall have no duties or responsibilities, and makes no representations or warranties, to the Participating Banks except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, neither the Participating Bank nor any of its officers, directors or employees shall be responsible to the Participant for, or shall be deemed to have made any representation or warranty with respect to, (i) the accuracy of any statement, representation or warranty made by any other person in or in connection with this Agreement or the Related Documents, (ii) the validity, enforceability, collectability or sufficiency of this Agreement or the Related Documents, (iii) the past, present or future financial condition of the Company, the Bond Insurer or any other Person or (iv) the performance of any of the terms, provisions or conditions of this Agreement or the Related Documents on the part of the Company, the Trustee, the Paying Agent, the Bond Insurer, the Remarketing Agent or any other Person.

(d) Each Participating Bank acknowledges that (i) it has reviewed and is familiar with this Agreement and the Related Documents, (ii) it has made its own independent investigation of the financial condition and financial prospects of the Company, the Bond Insurer and all other obligors under the Related Documents, (iii) in entering into this Agreement, it has made its own credit analysis and decision and is not relying on the investigation of the Purchasing Bank or any of its directors, officers or employees or upon any financial projections, estimates, appraisals, financial summaries or credit memoranda prepared by or on behalf of the Purchasing Bank and given directly or indirectly to such Participating to assist such Participating in making its own independent evaluation and (iv) it will, independently and without reliance upon the Purchasing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under this Agreement and (v) no fiduciary relationship exists between such Participating Bank and the Purchasing Bank with respect to its Participation Interests.

Section 7.19  Reimbursement and Indemnification by Participating Banks.

To the extent the Purchasing Bank is not reimbursed and indemnified by the Company pursuant to Section 7.04(a) or 7.06, each Participating Bank agrees to indemnify the Purchasing Bank for such Participating Bank's Participation Share of any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, fees and expenses of counsel) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Purchasing Bank in any way relating to or arising out of (i) the Disbursements, this Agreement or any of the Related Documents or any other document delivered in connection with the Disbursements or the transactions contemplated hereby or the enforcement of any of the terms hereof (provided that such Participating Bank shall not be liable for any of the foregoing to the extent they arise from the Purchasing Bank's gross negligence or willful misconduct) or (ii) without limiting the generality of the foregoing, the failure of such Participating Bank to comply with the provisions of Section 2.16(d)(iii) or any inaccuracy in any document delivered pursuant thereto.

Section 7.20  Participating Banks' Obligations Absolute.

Each Participating Bank's obligations under this Agreement shall constitute absolute, unconditional and continuing obligations and are irrespective of (i) any invalidity, unenforceability or insufficiency of any of the Related Documents, (ii) any default by or insolvency of the Company, the Bond Insurer or any other Person obligated with respect to any of the Disbursements, (iii) any act or omission (other than acts or omissions arising out of or relating to gross negligence or willful misconduct by the Purchasing Bank) on the part of the Purchasing Bank, any other bank, the Issuer, the Bond Insurer or any other Person hereunder or under the Related Documents, (iv) the absence of notice to such Participating Bank with respect to any of the foregoing, and (v) any requirement that the Purchasing Bank, any other bank, the Issuer, the Bond Insurer or any other Person take any action against the Company, the Bond Insurer or any other Person obligated with respect to the Disbursements.

Section 7.21  Beneficiaries.

This Agreement shall be for the benefit of the parties hereto, the Trustee, the Paying Agent and the holders of the Bonds, and nothing contained herein, express or implied, is intended to give any Person other than the parties hereto, the Trustee, the Paying Agent and the holders of the Bonds any right, remedy, or claim hereunder or by reason hereof.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date set forth below.

THE CONNECTICUT LIGHT AND POWER COMPANY
By:
Name:  Randy A. Shoop
Title:  Treasurer
Address:
The Connecticut Light and Power Company
if by mail:
P.O. Box 270
Hartford, CT  06141-0270
if by delivery:
107 Selden Street
Berlin, CT  06037

Attention:  Treasurer
Telephone: 860-665-3258; Telecopy:  860-665-5457

THE BANK OF NEW YORK,
as Purchasing Bank

By:
Name:
Title:
Address: One Wall Street, 18th Floor
New York, NY  10286

Attention:  Lawrence Berger
Telephone:  212-635-8403; Telecopy:  212-635-8059

with a copy to:

BNY Capital Markets, Inc.
One Wall Street, 18th Floor
New York, NY  10286

Attention:  Lawrence Berger
Telephone:  212-635-8403; Telecopy:  212-635-8059

BANK HAPOALIM, B.M.,

as Participating Bank
By:
Name:
Title:

Den Danske Bank A/S,

as Participating Bank
By:
Name:
Title:

CITIC KA WAH BANK LIMITED,

as Participating Bank
By:
Name:
Title:


Citizens BANK OF MASSACHUSETTS,

as Participating Bank

By:
Name:
Title: